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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
      [_] Preliminary Proxy Statement
      [_] Confidential, For Use of the Commission Only (as permitted by Rule
          14a-6 (e) (2))
      [X] Definitive Proxy Statement
      [_] Definitive Additional Materials
      [_] Soliciting Material Under Rule 14a-12


                                    ICO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
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    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [X] No fee required.
      [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and
          0-11.

1)       Title of each class of securities to which transaction applies:


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2)       Aggregate number of securities to which transaction applies:


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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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4)       Proposed maximum aggregate value of transaction:


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5)       Total fee paid:


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77968.0003

     [_] Fee paid previously with preliminary materials:


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     [_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      1)       Amount previously paid:
      2)       Form, Schedule or Registration Statement No.:
      3)       Filing Party:
      4)       Date Filed:

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
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                               PROXY STATEMENT OF

                           TRAVIS STREET PARTNERS, LLC

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                             IN CONNECTION WITH THE

                       2001 ANNUAL MEETING OF SHAREHOLDERS

                                  OF ICO, INC.

To the Shareholders of ICO, Inc.:

           This Proxy Statement is being furnished to holders of common stock, with no par value ("Common Stock"), of ICO, Inc. (the "Company" or "ICO") in connection with a solicitation by Travis Street Partners, LLC ("TSP," "we" or "us") and the other participants described below under "TSP and Our Investment in ICO." TSP, as the owner of 5.11% of the Company's outstanding Common Stock, is one of the Company's largest shareholders.

           This Proxy Statement is for use at the 2001 Annual Meeting of shareholders of the Company as described below under "About This Proxy Statement". The Company has not announced the date, time or location of the 2001 Annual Meeting. Only shareholders of record at the close of business on the record date for the 2001 Annual Meeting will be entitled to notice of and to vote at the 2001 Annual Meeting. The Company has informed us that March 2, 2001 has been set as the record date. Promptly after the Company has announced, or informed us of, the date, time and location of the 2001 Annual Meeting, we will forward that information to each person to whom TSP or its agents have delivered this Proxy Statement in physical form or by email or facsimile transmission. See "About This Proxy Statement".

           On December 20, 2000, we delivered a letter to ICO indicating that TSP was prepared to make a friendly fully-financed offer (the "Original TSP Proposal") to acquire ICO at $2.85 per share of Common Stock. On February 1, 2001 and on February 19, 2001, after ICO announced its results for its first fiscal quarter of 2001, we delivered letters to ICO announcing that we had modified the TSP Original Proposal (as so modified, the "TSP Proposal") to reduce the price to $2.65 per share, plus a possible premium of $0.60 per share of Common Stock if the aggregate costs (including excise tax gross-up costs), if any, of terminating at closing the employment of all existing senior management do not exceed $1 million. The TSP Proposal is subject to reduction if such termination costs exceed $10.7 million and also subject to due diligence completion and agreement as to senior management arrangements. The TSP Proposal represents a premium to ICO's closing price on the day prior to delivery of our first letter to ICO on December 20, 2000 of 69% (assuming such termination costs do not exceed $10.7 million) or 108% (if such costs do not exceed $1 million) and a premium with respect to ICO's low market price of $1.00 on December 5, 2000 of 165% (assuming such termination costs do not exceed $10.7 million) or 225% (if such costs do not exceed $1 million). By letter dated February 22, 2001, ICO rejected the TSP Proposal. The full text of the TSP Proposal is set forth below under "Background of This Solicitation -- Original TSP Proposal", "TSP Modifies Proposal" and "TSP Offers Possible Premium". You can obtain a current quotation for ICO's share price prior to voting at the 2001 Annual Meeting or granting your proxy.

           We are soliciting proxies in connection with the 2001 Annual Meeting for the election of James D. Calaway, A. John Knapp and Charles T. McCord, III (together, the "TSP Nominees") as Directors of the Company. The TSP Nominees are committed to pursuing the highest possible value for ICO Shareholders, which could be either the TSP Proposal or any superior proposal.

           YOU WILL SOON RECEIVE A PROXY CARD FROM MANAGEMENT. PLEASE RETURN ONLY TSP'S GOLD PROXY CARD AND DO NOT RETURN ANY MANAGEMENT PROXY CARD UNDER ANY CIRCUMSTANCES, EVEN TO VOTE "AGAINST" MANAGEMENT'S PROPOSAL ON THEIR PROXY CARD
 . IF YOU RETURN BOTH PROXY CARDS THERE IS A DANGER THAT YOUR SHARES WILL NOT BE VOTED AS YOU DESIRE, BECAUSE ONLY THE LATEST DATED PROXY CARD YOU SUBMIT COUNTS.

           IF YOUR SHARES ARE HELD BY A BROKER, BANK OR ANOTHER NOMINEE, ONLY THAT NOMINEE CAN VOTE YOUR SHARES. PLEASE CONTACT YOUR BROKER OR OTHER NOMINEE AND INSTRUCT IT TO RETURN ONLY TSP'S GOLD PROXY CARD.

                          TSP AND OUR INVESTMENT IN ICO

           TSP is a Texas limited liability company, which was formed in October 2000 to invest in ICO and may in the future invest in other companies. The principal business purpose of TSP is making, holding and disposing of investments, including the Common Stock. TSP members include private individuals, a joint venture between individuals, a limited liability company and a limited partnership. At present, TSP owns 1,158,300 shares, or approximately 5.11% of the outstanding shares of the Common Stock. We believe this makes us one of ICO's largest shareholders. As such, we have an at-risk economic interest in ICO that is greater than the approximately 3% at-risk economic interest held by ICO's existing executive officers (when we say a person or entity has "at-risk economic interest" in a company we mean that person or entity shares in the profits or losses of that company).

           On December 19, 2000, after submitting our director nominations to ICO, at ICO's invitation, Timothy J. Gollin and Christopher N. O'Sullivan (the "TSP Managers"), in their capacity as TSP Managers, met with Dr. Asher "Al" O. Pacholder, ICO's Chairman and Chief Financial Officer ("Asher Pacholder"), and Dr. Sylvia A. Pacholder, ICO's President and Chief Executive Officer ("Sylvia Pacholder" and, with Asher Pacholder, the "Dr. and Mrs. Pacholder") for discussions. The TSP Managers shared some of TSP's ideas for the Company's future with Dr. and Mrs. Pacholder, specifically our belief that the Company should be sold to the highest bidder to maximize shareholder value.

           At Dr. and Mrs. Pacholder's invitation, on December 20, 2000, we delivered to ICO a letter indicating that TSP was prepared to make a friendly fully-financed offer (the "Original TSP Proposal") to acquire ICO at $2.85 per share of Common Stock, a 82% premium to the ICO closing price on December 19, 2000, subject to due diligence completion, agreement as to senior management arrangements and confidentiality. By letter dated December 22, 2000, Asher Pacholder informed us that the Company's Board of Directors (the "Board" or the "ICO Board") had determined that the Original TSP Proposal was not consistent with the ICO Board's goals, criticizing the process we had proposed for negotiating the specific terms of sale of the Company, but failing to respond substantively to the financial merits of the Original TSP Proposal.

           On December 29, 2000, TSP filed its Schedule 13D with the Securities and Exchange Commission ("SEC"), disclosing the delivery of the Original TSP Proposal to ICO, ICO's written response, that TSP had accumulated 5.02% of ICO common stock, and that TSP was considering all options with respect to its investment. On January 12, 2001, TSP filed its Amendment No. 1 to its Schedule 13D with the SEC, disclosing the delivery of a letter indicating that TSP was prepared to reopen discussions relative to the Original TSP Proposal, the full text of which is set forth below under "Background of This Solicitation -- Reopen Letter" and that TSP had increased its position in ICO common stock to 5.11%. On January 19, 2001, Dr. and Mrs. Pacholder informed us that ICO had


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
retained an investment bank to review strategic alternatives and again criticized the process we had proposed for negotiating a sale of the Company but refused to address the financial merits of the Original TSP Proposal.

           On February 1, 2001 and on February 20, 2001, we delivered letters to ICO announcing the TSP Proposal, which modified the TSP Original Proposal, among other things:

         o to reduce the base price under the TSP Proposal to $2.65 a share in light of ICO's results for the first fiscal quarter 2001, which, in our opinion are disappointing because of material adverse changes in ICO's financial position since the prior quarter, including, in addition to a 20% drop in EBITDA, a 4.53% drop in ICO's revenue and a 27.03% drop in operating income (based (i) on ICO's Quarterly Report on Form 10-Q filed on February 14, 2001 which describes the first and last fiscal quarters of ICO's plastics business as being "weakest" and "soft", respectively, and does not describe ICO's oilfield services business as being seasonal at all and (ii) on the 5% increase in revenues from the last quarter of fiscal 1999 to the first quarter of fiscal 2000, we do not believe seasonality had any material effect on ICO's results in its first fiscal quarter of 2001);

         o to include a possible cash premium of $0.60 per share of Common Stock if the aggregate costs (including excise tax gross-up costs), if any, of terminating at closing the employment of all existing senior management do not exceed $1 million; and

         o to subject the base price under the TSP Proposal to possible reduction based on the amount by which such termination costs exceed $10.7 million.

By letter dated February 22, 2001, the Company informed TSP that the Company believed that pursuing the TSP Proposal, while the Company is in the middle of a "process of reviewing strategic alternatives to build shareholder value", would not be "in the best interests of ICO and its shareholders." With respect to the possible availability of the $0.60 per share cash premium under the TSP Proposal, the ICO Board might, for example, enable shareholders to receive the premium by requesting members of senior management to consensually waive, and convincing such members of senior management to waive, a portion of the severance payments, if any, to which they might otherwise be entitled upon such termination. The ICO Board might also, if the facts warranted, conclude that, under the terms of the respective employment agreements, members of senior management were not entitled to severance payments. If members of senior management were not willing to waive their contractual rights, if any, to severance payments and unless the Board were to determine that, under the terms of such agreements, but consistent with the Board's fiduciary duty to shareholders, one or more members of senior management could properly be terminated for "cause" (as to which TSP itself expresses no opinion inasmuch as TSP does not have any means of determining, as a factual matter, whether any member of senior management has engaged in conduct constituting "cause" for such purposes), ICO would be contractually obligated to honor such employment agreements and the premium under the TSP Proposal would not be available.

           Since the date of delivery of the Original TSP Proposal to ICO, ICO's closing price has risen from approximately $1.57 per share on December 19, 2000 to $2.00 per share on March 1, 2001, an increase of more than 27%.

           The address and telephone number of TSP are: Travis Street Partners, LLC, 910 Travis Street, Suite 2150, Houston, Texas 77002, (713) 759-2030. Communications may also be directed to TSP by facsimile at (713) 759-2040 and by email at info@travisstreetpartners.com. The website address for TSP is www.travisstreetpartners.com.

           The persons who, with TSP, may be deemed a "participant in a solicitation" (collectively, the "Participants") as defined under the proxy rules promulgated by the SEC under the Securities Exchange Act of 1934, as


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
amended (the "Exchange Act") are: (i) A. John Knapp, a natural person and nominee for the ICO Board ("Knapp"), (ii) James D. Calaway, a natural person and nominee for the ICO Board ("Calaway"), (iii) Charles T. McCord, III, a natural person and nominee for the ICO Board ("McCord"), (iv) Christopher N. O'Sullivan, a natural person and one of two managers of TSP ("O'Sullivan"), (v) Timothy J. Gollin, a natural person and the other manager of TSP ("Gollin"), (vi) Christopher P. Scully, a natural person ("Scully"), (vii) McCord/Calaway Joint Venture, a joint venture between McCord and Calaway, (viii) John V. Whiting, a natural person, (ix) Freeman Capital Management, LLC, a Texas limited liability company ("Freeman Capital"), (x) R. Allen Schubert, a natural person ("Schubert"), (xi) Randall Grace, a natural person ("Grace"), (xii) Stephen F. Martin, a natural person ("Martin"), (xiii) Robert Whiting, a natural person,
(xiv) Global Undervalued Securities Master Fund, L.P., a Cayman Islands exempted limited partnership and a member of TSP ("Global"), (xv) Kleinheinz Capital Partners, Inc., a Texas corporation ("KC Inc."), (xvi) Global Undervalued Securities Fund, L.P., a Cayman Islands exempted limited partnership ("Global L.P."), (xvii) Global Undervalued Securities Fund, Ltd., a Cayman Islands exempted company ("Global Ltd."), (xviii) Global Undervalued Securities Fund
(QP), L.P., a Cayman Islands exempted limited partnership ("Global QP"), (xix) Kleinheinz Capital Partners LDC, a Cayman Islands exempted limited duration company ("KC LDC"), (xx) J. Kenneth Phillips, a natural person ("Phillips") and
(xxi) John B. Kleinheinz (individually, "Kleinheinz" and, with Global, KC Inc., Global L.P., Global Ltd., Global QP, KC LDC and Phillips, the "Global Parties"). Each of the Participants, other than the Global Parties, is, or has funded capital contributions of, a member of TSP. Global owns 497,850 shares, or approximately 2.19% of the outstanding shares of Common Stock. The Participants collectively own in the aggregate 1,656,150 shares, or approximately 7.30% of the outstanding shares of Common Stock.

           By way of background, in August 2000, TSP understands that Network Oil, Inc. ("Network Oil"), which may be deemed an associate of O'Sullivan, arranged a meeting with Asher Pacholder regarding the Company's oilfield services business. Network Oil is a business-to-business oilfield services exchange capitalized by more than 20 local energy companies and numerous private investors as well as Morgan Stanley, Goldman Sachs, and Warburg Pincus. O'Sullivan, a manager of TSP, founded Network Oil and also serves as its non-executive chairman and hence Network Oil may be deemed an "associate" of O'Sullivan. In August 2000, TSP understands that Network Oil arranged a meeting with Asher Pacholder to discuss ICO's oilfield services division. Over a lunch conversation, TSP understands that Network Oil informed Asher Pacholder that Network Oil was interested in a possible acquisition of ICO's oilfield services division. Prior to the announcement of the Original TSP Offer, the Company, under the management of Dr. and Mrs. Pacholder, did not consummate a sale of the Company or any of its divisions in response to this approach or otherwise. If only the oilfield services assets of the Company are put up for sale, any number of third parties, including possibly Network Oil, might bid for such assets. However, Network Oil is not, and, to TSP's knowledge, the Board of Directors of Network Oil has at no time taken corporate action to become, a participant in this solicitation for the TSP Nominees.

POTENTIAL CONFLICTS OF INTEREST OF TSP NOMINEES ARISING FROM TSP PROPOSAL

           TSP made the all-cash TSP Proposal to ICO to acquire the Company and expects to be a bidder in any sales process. In addition, Network Oil, which is an associate of one or more Participants, might bid for the oilfield services assets of ICO if only such assets are put up for sale. No other affiliate or associate of any Participant has indicated to TSP as of the date hereof that it might bid for ICO or its assets, but such a bid might arise in the future. Each of TSP Nominees beneficially owns a membership interest in TSP and holds an at-risk economic interest therein, and Mr. Calaway is a director of Network Oil. Consequently, certain conflicts of interest could, of course, arise if the TSP Nominees are elected to the ICO Board, and TSP (or an affiliate or associate of one or more Participants, including, without limitation, Network Oil if the Company is not sold in its entirety) bids to acquire the Company or its assets. For instance, TSP as a bidder, and the TSP Nominees, as holders of at-risk


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
economic interests in TSP, would have an interest in acquiring ICO at the lowest possible price while the TSP Nominees, as directors of ICO, would have an interest in selling ICO at the highest possible price. The TSP Nominees, in their capacity as Directors, intend, however, to act fully in accordance with their fiduciary duties and would not oppose (and would favor) an active auction process that includes appropriate procedural safeguards to ensure that TSP and any affiliate or associate of one or more Participants (including, without limitation, Network Oil if the Company is not sold in its entirety) would not receive any preferential treatment, but would prevail in acquiring ICO only if TSP or such affiliate or associate were the highest bidder.

                           ABOUT THIS PROXY STATEMENT

           The TSP Nominees have a simple agenda: to provide maximum value to ICO shareholders through a sale of the Company to the highest bidder. We cannot guarantee, of course, that the TSP Nominees will be successful in maximizing shareholder value. In this proxy statement, we will describe our plans for ICO and how we believe they will benefit ICO shareholders. We will also explain why we believe this strategy, in comparison to the ICO Board's, is the right one for all ICO shareholders. We have nominated the TSP Nominees as three directors - the maximum number possible this year - to try to bring fresh thinking and new ideas to the ICO Board.

           If you are a longterm ICO shareholder, you already know that the current ICO Board, and the current management team, have presided while the value of the shares of Common Stock has declined by more than 80% since its high trading price in 1997. The same ICO Board has presided while nearly 80% of the Company's tangible net worth per share has vanished.

           Under the Company's Amended and Restated By-Laws (the "By-Laws"), the principal way shareholders can voice their dissatisfaction with management is by nominating and electing their own slate of directors. Part of the process of electing that slate is asking other shareholders for their vote through a process called proxy solicitation. When you give us your proxy, you are effectively voting for our slate of candidates - the TSP Nominees.

           This proxy statement is a step in the proxy solicitation process. It gives us the opportunity to explain our position and ideas to other shareholders. By law, the Company must make it possible for us to send you this information, even if management does not welcome our input.

           This Proxy Statement is for use at the annual meeting of shareholders of the Company required to be held under the Company's by-laws within 13 months subsequent to the last annual meeting of shareholders held on March 10, 2000 and at any adjournments thereof (the "2001 Annual Meeting"). Although as of the date of this proxy statement the Company has not yet announced the date, time or location of the 2001 Annual Meeting, the Company has informed us that the Company has established March 2, 2001 as the record date for shareholders entitled to vote at the 2001 Annual Meeting (such date, or such other date as the Company sets as the record for the 2001 Annual Meeting, the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the 2001 Annual Meeting. If the Company has not held the 2001 Annual Meeting prior to the date 13 months after the last annual meeting (i.e., prior to April 10, 2001), Texas law empowers a Texas court of competent jurisdiction, upon application of any shareholder, to summarily order a meeting to be held. TSP intends, if the 2001 Annual Meeting has not been held by April 10, 2001, to obtain such an order requiring the 2001 Annual Meeting to be held. Promptly after the Company has announced, or informed us of, the date, time and location of the 2001 Annual Meeting, TSP will deliver that information to each person to whom TSP or its agents has delivered this Proxy Statement in physical form or by email or facsimile transmission and will post that information on its website.

                                EXECUTIVE SUMMARY

           The following points provide a brief explanation of our reasons for seeking to elect our own slate of directors to the ICO Board. A more comprehensive explanation is provided in later sections.


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
PROFITS FOR PACHOLDERS, LOSSES FOR SHAREHOLDERS

         o Under current management, ICO's tangible net worth has declined from $7.44 per share at the end of fiscal year 1995 to $1.58 at the end of fiscal year 2000.

         o As a result of what we believe is abysmal operating performance based on the Company's $17 million in cumulative losses since 1996, ICO's common stock has declined in value dramatically. A $100 investment in ICO on October 27, 1997, the date of the highest market price of ICO shares in the last 5 years, would have plummeted to a value of less than $19 on December 19, 2000, the day preceding the date we delivered the Original TSP Proposal to ICO, a decline of 82% in three years.

         o ICO shares reached a new low of $1.00 on December 5, 2000 compared to its peak of $8.62 on October 27, 1997.

         o At the same time as ICO's market and financial performance has declined precipitously, the Pacholder family has received millions of dollars in cash compensation over the last five years. During the same period, under Pacholder family management, the Company has reported in excess of $17 million in cumulative losses.

         o The terms under which the voting rights of common stock issued to third parties in connection with acquisitions (the "Pacholder Voting Rights") were received personally by Dr. and Mrs. Pacholder remain unclear in ICO's public filings. (Such Pacholder Voting Rights extended in 1996 to over 30.8% and now, following the filing of TSP's proxy materials, purport to extend to over 14% of the outstanding Common Stock.)

         o We believe it highly unusual for a public company to acquire other companies by using company stock as the consideration under a structure that results in the company chairman and president, personally, retaining voting control as to the stock so issued; in our view, the sellers of acquired companies usually receive all rights (including voting rights) pertaining to shares so issued or, if it is desired that sellers not acquire voting power, non-voting stock is used. Even if proxies are to be acquired by company management, TSP believes the proxies would ordinarily be required to be voted pro rata with the votes of shareholders generally, and not according to the personal self-interests of company executives. Since the stock received by the sellers of the acquired companies has no voting power, we believe such stock would be valued by the sellers at a discount to its ordinary market value and thus would logically require the acquiror to issue more stock than otherwise required (i.e., to "overpay" for the acquisition). -- -

         o Only in its most recent preliminary proxy filing has ICO sought to justify the receipt by Dr. and Mrs. Pacholder of Pacholder Voting Rights: For the first time, ICO has now publicly asserted that the Pacholder Voting Rights were necessary so that persons receiving ICO stock who remained at ICO as employees would not use their voting power in salary negotiations. However, none of the underlying agreements made public by ICO with respect to the Pacholder Voting Rights makes any reference to this assertion. Moreover, no individual ICO employee receiving shares subject to Pacholder Voting Rights received stock representing more than approximately 0.5% of ICO's then-outstanding common stock. We question why ICO failed to disclose this information until we pointed out the deficiencies of its filings in our proxy materials. Nor does this rationale diminish our concern that the Company may have overpaid for acquisitions so that Dr. and Mrs. Pacholder could receive the Pacholder Voting Rights. We believe that this overpayment may explain (i) the substantial growth in intangible assets on the Company's balance sheet; and (ii) the


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
                  willingness of the sellers of businesses purchased by ICO to assign their voting rights to Dr. and Mrs. Pacholder. Accordingly, we also believe that ICO management has received personal benefits when the Company has acquired businesses based on its ability to vote the common stock subject to the Pacholder Voting Rights - a possible reason, in our view, why ICO has been aggressively pursuing its acquisition strategy.

         o We believe there are serious questions arising from a majority of the Board which approved the creation of Pacholder Voting Rights being connected to senior management. (When we use the term "connected to senior management" we mean an ICO director that is (i) related by blood or marriage to an executive officer of the Company; (ii) an officer or director of a business, or an investment company the investment advisor of which is, directly or indirectly, majority-owned by an executive officer of the Company; or (iii) a party to any
                  Schedule 13D group filing by an executive officer of the Company.) We also believe there are serious issues about the adequacy of the disclosures of the Company and Dr. and Mrs. Pacholder personally (which, before we filed our preliminary proxy materials on January 5, 2001, never included copies, or even a summary of terms, of these voting agreements) with respect to the Pacholder Voting Rights, and, most importantly, about the fairness of the creation of Pacholder Voting Rights to the Company.

                  o We believe a significant number of the current members of the ICO Board are connected to senior management because of the relationships set forth under "We Believe Dr. and Mrs. Pacholder and Family Have Prospered Under the ICO Board - Facts About the Current ICO Board."

                  o Our basis for questions about the inadequacies of the SEC disclosures is our inability to discern full information with respect to the Pacholder Voting Rights from ICO's public filings, previous to, or from the more extensive (but nonetheless cryptic) disclosures in the public filings of ICO or Dr. and Mrs. Pacholder subsequent to, the filing of TSP's preliminary proxy statement on January 5, 2001. Even today, no one reading ICO's preliminary proxy statement can figure out why Dr. and Mrs. Pacholder received them personally in the first place instead of ICO simply (and, in our opinion, more customarily) issuing non-voting stock or placing the shares in a voting trust to be voted pro rata with other shareholders generally.


                  o We further note that Rule 13d-2 under the Exchange Act requires a Schedule 13D amendment upon a 1% change in ownership and further note that, until January 26, 2001 (after we publicly criticized Dr. and Mrs. Pacholder for failure to keep their Schedule 13D current), Dr. and Mrs. Pacholder never amended their Schedule 13D since 1997 so that the public would be aware that Dr. and Mrs. Pacholder now have voting power only as to approximately 19.5% of the Common Stock (instead of the approximately 26% stated in the Schedule 13D previously on file).

                  o        We also note that the exhibit filing requirements of
                           Item 7 of Schedule 13D require copies of all voting agreements to be filed as exhibits to a Schedule 13D and that, with the exception of the Pacholder/WEDCO Agreement referred to below, until January 26, 2001 (after we publicly criticized Dr. and Mrs. Pacholder for failure to file material agreements as exhibits to their Schedule 13D as required), Dr. and Mrs.

                           Pacholder had never filed as exhibits to their
                           Schedule 13D copies of the voting agreements underlying the Pacholder Voting Rights that Dr. and Mrs. Pacholder contend are in effect today as exhibits to their Schedule 13D. Moreover, to this day, Dr. and Mrs. Pacholder have still failed to amend their Schedule 13D to disclose the voting agreements that established Pacholder Voting Rights acquired by them in connection with as many as five other acquisitions that were in effect with respect to as much as approximately 1,000,000 shares of Common Stock from time to time over the past several years.

                  o Our basis for questions about the fairness of the creation of Pacholder Voting Rights to the Company is the additional control and compensation granted to Dr. and Mrs. Pacholder while the Company's market capitalization has steadily declined.

         o In addition to the voting rights assigned to senior management in connection with acquisitions, the Schedule 13D amendment filed by Dr. and Mrs. Pacholder on January 26, 2001 further reveals that ICO's senior management has previously controlled (but never publicly disclosed their control of) the votes of stock owned by ICO employees in benefit plans. Last year, ICO went so far as to shift voting control over the shares of common stock owned by ICO employees in ICO's 401(k) plans from plan participants to ICO itself. Subsequent to the commencement of the TSP proxy fight, in late January 2001, ICO once again amended the 401(k) plans to return voting power over plan shares to the plan participants. Thus, until January 26, 2001, ICO's management and Board of Directors had taken action to deprive ICO employees of their right to vote the stock they earned through their own hard work and shift such voting power to ICO management.

WE BELIEVE A COSTLY ACQUISITION PROGRAM IN PLASTICS HAS FAILED

         o        In 1999, the Company stopped paying common stock dividends.
                  According to note 7 of ICO's audited financial statements for its fiscal year ended September 30, 2000, the Company is limited in its ability to pay dividends under the terms of 10 3/8% Series B Notes due 2007 (the "Notes") pursuant to which $118 million in principal amount of Company debt is outstanding. The Company used much of the proceeds related to the Notes to finance its acquisition program. Today, many of the purchased businesses appear to lose money. Yet the Company pays approximately $12.2 million per annum in interest on the Notes. In its January 9, 2001 preliminary proxy statement, ICO disclosed for the first time that Pacholder Associates and its affiliates are among the owners of, and recipients of the interest paid on, the ICO Notes.

         o When ICO merged with WEDCO Technology, Inc. ("WEDCO"), the Company's first entry into plastics, ICO itself had no management experience in the plastics business. Rather than hiring an experienced manager, we believe that the ICO Board compounded its problems in 1998 by appointing Ms. Robin E. Pacholder, the 31-year-old daughter of Dr. and Mrs. Pacholder, as President of Wedco-North America, which constitutes part of ICO's North America plastics business. According to ICO's proxy materials, Ms. Pacholder had no significant prior experience, background or training in running a plastics business.

         o Thereafter, without experienced management, but with cash from the issue of the Notes on the balance sheet, ICO expanded its plastics business by acquiring numerous overseas businesses as well as domestic businesses. We believe, after reviewing the Company's public filings, that none of the Company's senior management had prior experience with management of overseas businesses. Moreover, according to the Company's public statements, the overseas plastics businesses, engaged primarily in distribution activities, require substantially greater inventory risk and enjoy far lower margins than ICO's traditional businesses.

         o Dr. and Mrs. Pacholder have presided over ICO as chief executive and chief financial officers during the decline in shareholder value from October 27, 1997 until the present while the Company has accumulated approximately $140 million in debt and $59 million in intangible assets which will take years to amortize.

         o We believe the acquisition strategy has failed and has resulted in a highly leveraged capital structure, numerous losses, several asset writedowns and unprofitable international operations and is the primary cause of the dramatic decline in ICO's tangible net worth and its market value.

WE BELIEVE DR. AND MRS. PACHOLDER AND FAMILY HAVE PROSPERED UNDER THE ICO BOARD

         o The ICO Board has approved employment contracts providing Pacholder family members with over $7.9 million in severance payments if they are fired, assuming an April 11, 2001 termination date.

         o The ICO Board has put in place a shareholder rights plan (the "Poison Pill"). The Poison Pill economically prohibits an outsider from accumulating a position in ICO in excess of 15% even if the outsider desires to elect a different board of directors at ICO unless any plans of the outsider satisfy the ICO Board. We believe the Poison Pill has added to the illiquidity of the Common Stock.

         o At the same time as a majority of the ICO Board has taken strong steps to protect and benefit Dr. and Mrs. Pacholder and their family (such as approving employment agreements requiring $7.9 million in severance payments upon a change of control assuming an April 11, 2001 termination date and instituting the Poison Pill), the Company has underperformed its selected peer group and the broad market indices.

         o We believe the market has indicated its dissatisfaction with the performance of the current ICO Board, and current ICO management, by reducing the Company's valuation by 82% in the last three years.

SHAREHOLDER VALUE HAS DECLINED UNDER CURRENT MANAGEMENT

         o        ICO's stock has been at historic lows for more than two years.

         o Dr. and Mrs. Pacholder and their family continue to benefit economically from their position at ICO, as evidenced by the most recent increases in compensation of Pacholder family members noted in ICO's preliminary proxy statement for the 2001 Annual Meeting, while shareholders have witnessed a substantial loss of market value.

         o Much of ICO's value has been lost in the last three years, as the per share price has tumbled from $8.63 per share in October 1997 to $l.56 per share on the day prior to the delivery of the Original TSP Proposal. ICO's stock price touched $1.00 in December 2000. ICO's stock price surpassed $2.00 recently, only after the publication of the Original TSP Proposal.

         o ICO's market capitalization of approximately $35.5 million (based on the $1.56 closing price on the day preceding the date we delivered the Original TSP Proposal to ICO) was less than the value of ICO's cash as of September 30, 2000 (approximately $39.0 million), which we believe is a profound market statement about the Company's current management and strategy.

         o Since October 27, 1997, ICO's market capitalization has lost more than $150 million in shareholder value.

         o Based on the Company's failure to respond to the financial merits of the TSP Proposal, we believe existing management is unwilling or unable to respond to an offer to sell ICO.

WE BELIEVE ICO SHOULD BE SOLD TO MAXIMIZE SHAREHOLDER VALUE

         o Based on the historical operating performance of the Company and its current valuation, we believe the best way to maximize the Company's value is to sell the Company to the highest bidder, and we believe this should be done as quickly as possible.

         o        The TSP Nominees will support a sale of the Company.

         o We believe that delays in implementing our sale strategy could result in continued deterioration in ICO's stock price based on the stock price's downward historical trend and increased debt and, thus, value impairment to shareholders.

           We therefore ask for your proxy to elect the TSP Nominees - James D. Calaway, A. John Knapp, and Charles T. McCord, III - as Directors of the Company. Background information about the TSP Nominees is set forth below under "Information Regarding the Solicitation."

           If elected, the TSP Nominees, all of whom are respected businessmen in Houston, where ICO is based, will support the following program consistent with their fiduciary obligations to the Company:

         o To seek a sale of the Company to the highest bidder as promptly as possible. The TSP Nominees will support a sale to the highest bidder, whoever it may be, even if that means that TSP itself ends up losing out to a third party.

         o To seek independent and impartial review of ICO's process for determining the compensation of, and other benefits received by, the Company's senior management.

         o To instruct the audit committee and outside auditors to review benefits received by Company senior management, especially including:

                  o        the Pacholder Voting Rights received by Dr. and Mrs.
                           Pacholder over the last five years, including approximately 2,950,663 shares issued in the WEDCO acquisition and the approximately 0.4 million shares issued to third parties in connection with acquisitions as to which Dr. and Mrs. Pacholder currently claim voting power (Pacholder Voting Rights awarded to Dr. and Mrs. Pacholder totaled approximately 3.1 million shares as recently as January 18, 2000 according to the Company's proxy statement for the 2000 Annual Meeting), which rights have never been disclosed as compensation to Dr. and Mrs. Pacholder by ICO;

                  o the bonuses paid to senior management in connection with the settlement of litigation related to Wedtech; and

                  o any tax implications related to the above items with respect to the Company or its management.

         o To review and disclose any and all relationships between Pacholder Associates, Inc. ("Pacholder Associates"), its affiliates and employees, and the Company, including any ownership of Company securities, such as senior notes or preferred stock, by Pacholder Associates or its affiliates.

         o        To redeem the Poison Pill.

           TSP believes, based on the Company's historical operating performance, the number of Pacholders holding senior management positions and management's responses to the TSP Proposal, the only way for shareholders to realize the value of their ICO investment is to take steps so that a majority of the ICO Board is no longer connected to senior management (within the meaning we have ascribed to that term as specified above under "Executive Summary -- Profits for Pacholders, Losses for Shareholders") of Dr. and Mrs. Pacholder and then to sell the Company. We believe, based on this year's 44% increase in management compensation approved by the current ICO board, the current ICO Board, by contrast, supports continued operation of the Company and its assets by the same management with, as far as we can tell, the same unsuccessful strategy. Considering the recent performance of the Common Stock, TSP believes the best way for shareholders to receive a premium to the current market price of the Common Stock is through a sale of the Company in an auction. While we believe the TSP Proposal, if accepted by the Board, would be equitable to all ICO shareholders, the TSP Nominees will be committed to seeking the highest possible bid for the Company. A shareholder vote in favor of the TSP Nominees will enable the TSP Nominees to advocate these steps as representatives of the shareholders on the ICO Board.

                             YOUR VOTE IS IMPORTANT!
                TO ELECT OUR DIRECTORS PLEASE NOTE THE FOLLOWING:

    ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE 2001 ANNUAL MEETING.
           THEREFORE, PLEASE DO NOT COMPLETE OR RETURN ANY PROXY CARD
         SENT TO YOU BY THE COMPANY'S MANAGEMENT OR BOARD OF DIRECTORS.

                        ONLY SUBMIT THE GOLD PROXY CARD.

           You are urged to sign and date the enclosed GOLD PROXY CARD and return it in the enclosed envelope whether or not you attend the meeting.

                           YOU CAN REVOKE YOUR PROXY.

           You can revoke your proxy (whether such proxy was solicited by TSP or the Company) at any time prior to its use at the 2001 Annual Meeting by submitting to TSP or the Company a written revocation or duly executed proxy bearing a later date. In addition, if you attend the 2001 Annual Meeting in person, you can vote by ballot, thereby canceling any proxy previously given. Proxies may be delivered to TSP, by hand or by mail, at:

                           Travis Street Partners, LLC
                           c/o MacKenzie Partners
                           156 Fifth Avenue, PH 3
                            New York, New York 10010

           THIS SOLICITATION IS BEING MADE BY TSP IN OPPOSITION TO THE INCUMBENT ICO BOARD AND MANAGEMENT OF THE COMPANY.

           This Proxy Statement is first being sent or given to one or more shareholders on or about February 21, 2001. The Company reported in its annual report on Form 10-K for the fiscal year ended September 30, 2000, that there were 22,686,987 shares of Common Stock outstanding on December 18, 2000. Unless otherwise indicated, any reference in this Proxy Statement to the percentage of outstanding shares of Common Stock owned by any person, and all such references with respect to shares of Common Stock owned by TSP or Global, were computed based upon this number of outstanding shares. Each share of Common Stock is entitled to one vote.

           TSP's Proxy Statement and a form of proxy will be delivered to all holders of record of the outstanding shares of Common Stock on the record date for the 2001 Annual Meeting. Promptly after the Company has announced, or informed us of, the date, time and location of the 2001 Annual Meeting, TSP will deliver that information to each person to whom TSP or its agents have delivered this Proxy Statement in physical form or by email or facsimile transmission and will post that information on its website.

           The ICO Board currently consists of ten Directors. At the 2001 Annual Meeting, three Directors will be elected for three-year terms or until the election and qualification of each of their successors.

           The ICO Board has announced that it will nominate for election as Directors William E. Cornelius and George S. Sirusas, each of whom is a current Director whose term expires at the 2001 Annual Meeting and Howard P. Tuckman, who is not currently a Director. According to the Company's proxy statement for the 2001 Annual Meeting, which the Company filed after we criticized the ICO Board for including 3 persons with the surname "Pacholder", the ICO Board this year intends to nominate Howard P. Tuckman instead of Robin E. Pacholder, who is a current Director whose term expires at the 2001 Annual Meeting.

           WE ARE SOLICITING PROXIES PURSUANT TO THIS PROXY STATEMENT TO ELECT TO THE ICO BOARD: (I) JAMES D. CALAWAY, (II) A. JOHN KNAPP AND (III) CHARLES T. MCCORD, III TO SERVE THREE-YEAR TERMS, REPLACING ROBIN E. PACHOLDER, WILLIAM E. CORNELIUS AND GEORGE S. SIRUSAS.

           In reviewing this Proxy Statement, please note that our evaluation of the Company and its business is subject to limitations arising from the information that we have available to us. As described below under "Background of this Solicitation," we have delivered the TSP Proposal to ICO to buy the Company. We have not completed our due diligence on the Company and have not solicited any offers from any other potential acquirers of the Company. We have not conducted any appraisal of the assets of the Company in order to determine a fair price for such a sale. Although we believe the value of the Company's assets (less indebtedness) exceeds the Company's stock market valuation, we have not made or undertaken, and because of the limited information available to us we are not able at this time to make or undertake, any formal analyses or reports as to whether shareholder value will be maximized as a result of a vote in favor of the TSP Nominees or obtained reports from consultants or other outside parties as to whether our agenda or the pursuit of that agenda by the TSP Nominees would have an effect on shareholder value. No assurance can be given that the TSP Nominees would be able to implement their plan if elected to the ICO Board. The TSP Nominees could, in the future, based upon their fiduciary duties and their evaluation of the Company's operations and future plans, decide to pursue another course of action. IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING YOUR PROXY OR REQUIRE ASSISTANCE, PLEASE CONTACT:

                            MACKENZIE PARTNERS
                            156 FIFTH AVENUE, PH 3
                            NEW YORK, NEW YORK 10010
                            CALL:  (800) 322-2885
                            OR (212) 929-5500


--------------------------------------------------------------------------------

                                    IMPORTANT

           At the 2001 Annual Meeting, TSP seeks to elect three nominees as Directors of the Company.

           A VOTE FOR OUR NOMINEES WILL PROVIDE YOU -- THE OWNERS OF THE COMPANY -- WITH AT LEAST THREE REPRESENTATIVES ON THE ICO BOARD WHO ARE COMMITTED TO INCREASING SHAREHOLDER VALUE THROUGH A SALE, MERGER OR OTHER DISPOSITION OF THE COMPANY OR ITS ASSETS TO THE HIGHEST BIDDER PURSUANT TO AN AUCTION.

--------------------------------------------------------------------------------

           To support our directors, you should fill in the GOLD proxy card.

           To read more about our program, we recommend that you read the rest of these proxy materials as well as the Company's financial statements. We have tried to provide you with more background as to our program and our reasons for believing that ICO's value will not be realized under current management.

                        OUR REASONS FOR THE SOLICITATION

PROFITS FOR PACHOLDERS, LOSSES FOR SHAREHOLDERS

           During the period of five fiscal years ended September 30, 2000, while Dr. and Mrs. Pacholder have presided over ICO as chief executive and chief financial officers, the Company has accumulated losses to common shareholders in excess of $17 million. A $100 investment in ICO on October 27, 1997, the date of the highest market price of ICO shares in the last 5 years, plummeted to less than $19 on December 20, 2000, the day we delivered the Original TSP Proposal to ICO, a decline of 81% in three years. The Company's tangible net worth per share has declined by more than 79% since 1995, when current management took control.

           Against this backdrop of losses to the common shareholder, the Company has paid Dr. and Mrs. Pacholder and family millions in direct cash compensation; authorized in 1998 the amendment of the employment agreements for Dr. and Mrs. Pacholder to expand the severance calculation from a three-year to a five-year multiple; approved the receipt by Dr. and Mrs. Pacholder of the Pacholder Voting Rights for as much as 30.8% (in 1996) and 14% today with respect to ICO stock; and granted Dr. and Mrs. Pacholder and their family members over $7.9 million in golden parachutes. The total Pacholder family compensation over the last 5 fiscal years accounts for more than 35% of the Company's cumulative 5-year $17 million loss.

           In fact, for fiscal year 2000, the ICO Board increased total compensation to the Pacholder family to $1.6 million from $1 million in fiscal year 1999. The raises in salaries included in the compensation increase further inflate the Pacholders' golden parachutes. And, even worse, in fiscal year 2000, at the same time as the Pacholder family compensation was raised to more than $1.6 million in the aggregate and the severance package for Dr. and Mrs. Pacholder was increased to $7.9 million, the total earnings of ICO were a meager $325,000.

           Asher Pacholder, whose previous primary business experience had been the management of a money management, distressed investing and financial advisory and crisis management advisory firm and a bond fund without any material experience in managing an industrial enterprise, is the Company's Chairman and Chief Financial Officer. Sylvia Pacholder, who acts as President and Chief Executive Officer, was previously a mathematics professor. According to ICO's public disclosures, she has no prior experience as a line manager in operations. Robin E. Pacholder is the daughter of Dr. and Mrs. Pacholder. She is President of Wedco-North America, which constitutes part of ICO's plastics business. According to ICO's public disclosures, she has no prior experience as a line manager in operations. Tom Pacholder is the son of Dr. and Mrs. Pacholder. He holds the title of Vice President of Business Development. David Gerst is married to Robin Pacholder. He is the Company's General Counsel.

WE BELIEVE A COSTLY ACQUISITION PROGRAM IN PLASTICS HAS FAILED

           We believe the Company's acquisition of WEDCO in 1996 gave the Pacholders disproportionate control of the ICO Board through an agreement executed with former WEDCO shareholders (the "Pacholder/WEDCO Agreement"). Specifically, according to the Company's preliminary proxy statement for the 2001 Annual Meeting, all parties to the Pacholder/WEDCO Agreement have granted irrevocable proxies to vote their shares in ICO Board elections (such shares totaling approximately 4.7 million shares in the aggregate, or approximately 20.0% of total outstanding shares) in favor of the slate of nominees selected by the then incumbent members of the ICO Board.

           Before ICO acquired the WEDCO plastics business, Dr. and Mrs. Pacholder had the power to vote for the directors nominated by the incumbent board no more than 11,400 shares of Common Stock owned by them economically, 598,617 shares owned by affiliated companies such as Pacholder Associates and 469,730 shares held by third parties pursuant to Pacholder Voting Rights acquired in previous acquisitions, or an aggregate of 1,079,747 shares out of the 9,027,361 then outstanding shares of Common Stock (i.e., 12%).

           Immediately after the WEDCO transaction, Dr. and Mrs. Pacholder personally held the power to vote all 5,572,467 of the shares issued to the WEDCO third parties which, together with the shares as to which they had already acquired voting power acquired in previous acquisitions, constituted 30.8% of the 19,624,845 then outstanding shares of Common Stock (although Dr. and Mrs. Pacholder still held no more than 11,400 of the outstanding shares of Common Stock (i.e., 0.06%) economically and, after including companies such as Pacholder Associates majority (but not solely) owned by Dr. and Mrs. Pacholder, still held no more than 610,017 of the outstanding shares of the Common Stock (i.e., 3.2%) economically).

           It is our view that the Company's other acquisitions, while providing Pacholder Voting Rights for Dr. and Mrs. Pacholder, have been enormously unsuccessful for shareholders:

         o We believe the prices the Company paid for its numerous additional acquisitions in the plastics business have resulted in significant increases in both debt and goodwill.

         o Dr. and Mrs. Pacholder have personally benefited from many of these acquisitions by receiving, as individuals, Pacholder Voting Rights associated with the Common Stock issued to the sellers of the businesses ICO purchased. Although ICO management has sought to explain the Pacholder Voting Rights as a means of protecting the Company in salary negotiations with employee shareholders, the Company does not explain why the Pacholder Voting Rights arising from the Bayshore acquisition, which comprise almost half of all the Pacholder Voting Rights (excluding those arising from the WEDCO transaction) now in effect, expire when Dr. or Mrs. Pacholder is no longer an ICO executive, even if the Bayshore shareholders themselves remain ICO employees. If the Pacholder Voting Rights were intended to protect ICO in salary negotiations with employees, as the Company maintains, it is also unclear how the Company was protected from Dr. and Mrs. Pacholder themselves in their own compensation negotiations with ICO or why Dr. and Mrs. Pacholder would have received voting rights when they are the highest paid employees of the Company. The combined salaries of Dr. and Mrs. Pacholder have increased from $250,520 in 1996 to $698,000 today, during roughly the same period of time as ICO's share price has fallen from $8.63 in October 1997 to $1.56 on the day prior to the Original TSP Proposal. In our opinion, assuming the Pacholder Voting Rights were in fact approved by the ICO Board to protect the Company in salary negotiations with employees, it is very odd indeed that the ICO Board not only did not institute the same procedures to prevent Dr. and Mrs. Pacholder from gaining leverage in their own compensation negotiations with ICO but rather approved Dr. and Mrs. Pacholder receiving the voting rights for all the shares issued in acquisitions (instead of using non-voting stock or a voting trust arrangement). The Pacholder Voting Rights (including the rights as to stock issued to the WEDCO sellers) vary from year to year but at times have amounted to as much as 30.8% of the outstanding Common Stock of the Company. In other words, making acquisitions with ICO shares has resulted in Dr. and Mrs. Pacholder receiving voting power over Common Stock owned by others. In our view, perhaps this explains some transactions which appear otherwise inexplicable.

         o The Company's diversification into overseas plastics businesses has required substantial amounts of capital which, in our opinion, based on the Company's public filings, don't seem to yield a return.

         o ICO litigation with a former business partner in Canada has been accompanied by a costly battle for market share in the core WEDCO business.

         o The Company's tangible net worth has shrunk by more than 79% since 1995, while Company revenues have tripled.

Where Has All the Value Gone?

           There was value on ICO's balance sheet before the Pacholder family arrived on the management scene. Back in 1995, ICO had a virtually debt-free balance sheet, a single basic business, plenty of cash - and virtually no intangible assets. ICO's series of acquisitions since then, financed by high yield notes, has resulted in ICO's attempting to operate two businesses (oilfield services and plastics) which, we believe, have little in common. In fact, during the Company's recent conference call on fiscal year 2000 earnings, Dr. and Mrs. Pacholder asserted that the two businesses fit well together because they are so different. ICO has made numerous acquisitions, on a highly leveraged basis, that, in our opinion, based on the Company's public filings, look like dubious business decisions at best and overpriced disasters at worst.

         o Since 1995, under the management of Dr. and Mrs. Pacholder, the Company has spent $14 million acquiring plastics businesses in Australia and New Zealand, $35 million in northern Italy, $7.6 million in France, and $7.8 million in England. Simply to pay the 10-3/8% interest on the cash required to finance this $64 million series of acquisitions costs $6.6 million per year. When interest costs are allocated to these businesses, we believe that many of these acquisitions generate net losses.

         o ICO has cash on hand of approximately $31 million as of December 31, 2000 based on the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000. To service the Company's debt, which is substantially in excess of $150 million, the Company pays a blended interest rate in excess of 9.6% per annum. By keeping this $40 million of cash on hand, ICO effectively increases its interest costs by $3.7 million per year. That's like taking credit card advances and depositing them in a checking account. We believe a company whose debt is five times its market capitalization should be paying down debt, not sitting on cash.

         o The acquisition of WEDCO, for which Dr. and Mrs. Pacholder were paid hundreds of thousands of dollars in special bonuses by the Board, was accompanied by extensive litigation with WEDCO's former Canadian partner, WedTech, Inc. ("Wedtech"). Today Wedtech competes head-to-head in WEDCO's most profitable businesses.

         o On top of allocated divisional overhead, ICO spends more than $4 million per year in unallocated corporate SG&A expenses - expenses which include Pacholder family salaries and benefits.

WE BELIEVE DR. AND MRS. PACHOLDER AND FAMILY HAVE PROSPERED UNDER THE ICO BOARD

Facts About the Current ICO Board

           To decide how to vote your shares, you should know the following about the current ICO Board and why we believe that nine of its ten directors are connected to senior management (by "connected to senior management" we mean an ICO director that is (i) related by blood or marriage to an executive officer of the Company; (ii) an officer or director of a business, or an investment company the investment advisor of which is, directly or indirectly, majority-owned by an executive officer of the Company; or (iii) a party to any
Schedule 13D group filing by an executive officer of the Company):

         o Three board members have the Pacholder surname and consist of a husband, wife and daughter. Together, they actually own directly only about 1% of your Company's Common Stock. According to public filings, Dr. and Mrs. Pacholder together own a majority of Pacholder Associates, the beneficial owner of an additional 2% of the Common Stock. (Following our filing of our preliminary proxy materials, the ICO Board appears to have belatedly recognized that three Pacholder Directors are at least one too many and, according to the Company's proxy statement for the 2001 Annual Meeting, has declined to nominate Robin E. Pacholder as a Director to continue after the 2001 Annual Meeting.)

         o Another three members of the ICO Board, Messrs. Morgan, Gibson and Williamson, are business associates of Asher Pacholder and have been associated with or employed by other businesses of Asher Pacholder. William J. Morgan is the President and Managing Director and James Gibson is Executive Vice President of Pacholder Associates, which is majority owned by Dr. and Mrs. Pacholder and Mr. Morgan. John Williamson is a director of Pacholder High Yield Fund, Inc., the investment manager for which is Pacholder Associates. Mr. Williamson continues to sit on ICO's Compensation Committee which determines how your Company's senior management is paid. Moreover, until we filed our letter nominating the TSP Nominees, and for the last five years, another member of the ICO Compensation Committee, the committee that sets Asher Pacholder's salary, was William J. Morgan, the President of Pacholder Associates. According to public filings, the chairman of the board of Pacholder Associates and one of its majority owners is Asher Pacholder. Thus, it appears that during the time that Mr. Morgan was a member of the ICO Compensation Committee, Asher Pacholder was determining Mr. Morgan's salary while Mr. Morgan determined Dr. and Mrs. Pacholder's. During that same period, Dr. and Mrs. Pacholder's combined salaries increased from $250,520 in 1996 to $698,000 in 2000, a 278% increase. We believe this egregious conflict of interest violated the most basic rules of corporate governance. ICO has itself effectively acknowledged this fact by removing Mr. Morgan from the

                  Compensation Committee subsequent to the end of the 2000 fiscal year. In view of the facts outlined above, we conclude that Messrs. Morgan, Gibson and Williamson are connected to senior management (within the meaning we have ascribed to that term as specified above) as a result of (i) their continuing relationships with Pacholder-owned businesses, and (ii) their nomination by the incumbent ICO Board, six out of the 10 members of which are parties to the Pacholders/WEDCO Agreement and part of a Schedule 13D group which purports to beneficially own 20.1% of the Common Stock in the aggregate (including 623,837 shares underlying unexercised options, warrants and convertible preferred stock and 374,873 shares held by third parties who have been obligated to provide proxies to Dr. and Mrs. Pacholder) and includes the Company's chairman/CFO, president/CEO and at least four other directors (Messrs. Leib, Morgan and William E. Willoughby and Ms. Robin Pacholder).

         o Under the Pacholder/WEDCO Agreement, three members of the ICO Board are nominated by the former senior management and majority owners of WEDCO (the "WEDCO Group"). In turn, under the same agreement, the WEDCO Group has granted Dr. and Mrs. Pacholder personal voting power over the shares of Common Stock owned by the WEDCO Group. The Pacholders received these voting rights for themselves as part of the acquisition of WEDCO, yet ICO has never disclosed the voting rights as compensation to the Pacholders. In view of the facts outlined above, we conclude that Messrs. Willoughby, Leib, and Sirusas are connected to senior management (within the meaning we have ascribed to that term as specified above) as a result of their nomination by the WEDCO Shareholders under the Pacholder/WEDCO Agreement, which shareholders are part of a Schedule 13D group which purports to beneficially own 4,680,088 shares or approximately 20.1% of the Common Stock in the aggregate (including 623,837 shares underlying unexercised options, warrants and convertible preferred stock and 374,873 shares held by third parties who have been obligated to provide proxies to Dr. and Mrs. Pacholder) and includes the Company's chairman/CFO, president/CEO and at least four other directors (Messrs. Leib, Morgan and William E. Willoughby and Ms. Robin Pacholder).

         o Each Director receives approximately $25,000 in compensation for his services, which, to our knowledge, consists primarily of attending meetings of ICO's Board of Directors. There were four meetings last year. We understand most of these meetings are conducted by telephone.

           As a result, we believe that at least nine of the ten directors on the current ICO Board are connected to senior management (within the meaning we have ascribed to that phrase as specified above). Moreover, ICO apparently has belatedly recognized this fact as all three of Messrs. Morgan, Sirusas and Gibson resigned from the Audit Committee in 2000 and, following the nomination of directors by TSP, nominated a director whose surname is not Pacholder to replace Ms. Robin Pacholder.

We Believe the Market is Valuing ICO Correctly Today

           We believe that the precipitous drop in ICO's stock price is the direct result of the Company's poor performance. During the past five fiscal years, while under the management of Dr. and Mrs. Pacholder, ICO has lost $17 million including a record $22 million loss in 1999.

         o We believe the price war in the plastics industry has caused gross margins in ICO's plastic business to drop from 24% in fiscal year 1999 to 18% in fiscal year 2000 - a $12 million reduction in annual gross profit. We believe the absence of this gross profit can account for at least $30 million of the reduction in ICO's market capitalization since October 1997.

         o In fiscal year 1999, the Company generated $2 million in operating losses from its plastics business. It's true that the $13 million in operating income on $174 million in assets in fiscal year 2000 was an improvement from the disastrous performance of 1999. But since most of the Company's $14 million in annual interest costs are spent to service the debt the Company incurred to purchase those assets, the Company is still losing money on its plastics business. Thus, the Company's huge increase in leverage and its dissipation of tangible net worth have eroded shareholder value.

         o Based on the decline in value of the Common Stock, in our opinion, the market has not recognized either a coherent strategy or a disciplined management at ICO, but instead, a wasteful cost structure and a strategy that yields operating losses.

         o We believe, based on the correlation in the decline in the Common Stock and the Company's tangible net worth, the market also has factored in the precipitous 79% decline in ICO's tangible net worth from fiscal year end 1995 to fiscal year end 2000.

           For these reasons, it seems to us, and because of, we believe, the basic governance issues and employment agreements, the market currently values ICO at a discount to its cash position. Given the Company's recent operating performance and the historical performance of the Common Stock, we believe that the best way to realize additional value from this business is to sell the Company to the highest bidder.

SHAREHOLDER VALUE HAS DECLINED UNDER CURRENT MANAGEMENT

Current Management Has Not Agreed to Sell ICO or its Operating Units

           In the course of doing the basic research into ICO which led us to file this proxy statement and to nominate the TSP Nominees, we were surprised to learn that we were not alone in believing there was unrealized value in ICO businesses. We understand that, over the years, at least three informal approaches, including an approach from Network Oil, which may be deemed an associate of O'Sullivan, have been made to Dr. and Mrs. Pacholder to sell one or more of the Company's operating divisions or even the Company itself. Network Oil is a business-to-business oilfield services exchange capitalized by more than 20 local energy companies and numerous private investors as well as Morgan Stanley, Goldman Sachs, and Warburg Pincus. Chris O'Sullivan, a manager of TSP, founded Network Oil and also serves as its non-executive chairman and hence Network Oil may be deemed an "associate" of O'Sullivan. In August 2000, TSP understands that Network Oil arranged a meeting with Asher Pacholder to discuss ICO's oilfield services division. Over a lunch conversation, TSP understands that Network Oil informed Asher Pacholder that Network Oil was interested in a possible acquisition of ICO's oilfield services division. Prior to the announcement of the Original TSP Offer, the Company, under the management of Dr. and Mrs. Pacholder, did not consummate a sale of the Company or any of its divisions in response to these approaches or otherwise.

           Most recently, TSP approached ICO, seeking to buy the Company at a negotiated price of $2.65 per share in cash plus a premium of $0.60 per share if the aggregate costs (including excise tax gross-up costs), if any, of terminating at closing the employment of all existing senior management do not exceed $1 million, and subject to reduction if such costs exceed $10.7 million. By letter dated February 22, 2001, the Company informed TSP that the Company believed that pursuing the TSP Proposal, while the Company is in the middle of a "process of reviewing strategic alternatives to build shareholder value", would not be "in the best interests of ICO and its shareholders."

We Believe Dr. and Mrs. Pacholder's Economic Interests Are Not Aligned With Shareholders Generally

           Dr. and Mrs. Pacholder own only 1% of ICO's common stock personally and, after including shares owned by Pacholder Associates of which Dr. and Mrs. Pacholder are majority (but not sole) owners, not more than 3.2% of ICO's common stock economically. Nonetheless the ICO Board includes six family members and business associates of Dr. and Mrs. Pacholder and the three directors designated under the Pacholder/WEDCO Agreement. We believe, based on the following facts, that the economic interests of Dr. and Mrs. Pacholder are not aligned with ICO shareholders generally:

         o We believe the Pacholders' biggest stake in the Company's future is in their direct cash compensation - now, thanks to the recent raises, over $1.2 million per year - not in their 3% at-risk economic ownership position (including all shares owned by Pacholder Associates).

         o Pacholder Associates owns about 2% of the shares of the Company with a market value of less than $1 million as of the date of the Original TSP Proposal.

         o Through various shareholder agreements, Dr. and Mrs. Pacholder purport to beneficially own more than 19% of the Common Stock, according to their most recent Schedule 13D filed with the SEC.

         o In agreements relating to Company acquisitions, the terms of which were kept secret until disclosed in the Company's preliminary proxy statement for the 2001 Annual Meeting, Dr. and Mrs. Pacholder have received the Pacholder Voting Rights giving them personal voting power over shares issued to third parties at no cost to themselves. ICO has never disclosed the Pacholder Voting Rights as compensation.

         o Dr. and Mrs. Pacholder never filed these agreements as exhibits to their Schedule 13D and never provided even a summary of the terms of these agreements until after our preliminary proxy statement that criticized ICO and Dr. and Mrs. Pacholder on this point had been filed. To this day, Dr. and Mrs. Pacholder have still failed to amend their Schedule 13D to disclose the voting agreements that established Pacholder Voting Rights acquired by them in connection with as many as five other acquisitions that were in effect with respect to as much as approximately 1,000,000 shares of Common Stock from time to time over the past several years.

         o The employment agreements for Dr. and Mrs. Pacholder were amended in September 1998 to increase the severance multiple from 3 years to 5 years. Yet ICO did not reveal this to shareholders until January 9, 2001. ICO's proxy statements dated January 25, 2000 and January 25, 1999 both stated in no uncertain terms that the severance multiple for Dr. and Mrs. Pacholder was only three years, and the amended agreements were not filed with the SEC until February 14, 2001 after our preliminary proxy statement that criticized ICO and Dr. and Mrs. Pacholder for keeping this change secret had been filed.

         o The Pacholder family employment agreements contain an express provision stating that, even if a Pacholder family member breaches confidentiality restrictions relating to the Company's proprietary, strategic or competitively sensitive information, the Company is prohibiting from deducting any damages ICO suffers as a result of misconduct from the golden parachutes payable to Pacholder family members. By contrast, the employment agreement for Mr. Isaac Joseph, the President of ICO Worldwide, Inc., who is not a relative of Dr. or Mrs. Pacholder, has no such provision protecting him.

           We believe, in other words, based on the foregoing facts, that Dr. and Mrs. Pacholder are motivated to oppose a sale of the Company because their financial interests are not aligned with shareholders.

The TSP Proposal Provides Compelling Value to Shareholders

           In the process of making our investment in ICO and studying the public documents available to us, we formulated our own opinion of ICO's businesses and their respective values.

           TSP has delivered the TSP Proposal to ICO to acquire ICO in its entirety for $2.65 per share in cash plus a premium of $0.60 per share if the aggregate costs (including excise tax gross-up costs), if any, of terminating at closing the employment of all existing senior management do not exceed $1 million and subject to reduction if such costs exceed $10.7 million. As of the date of this proxy statement, ICO has not accepted, or indicated any willingness to accept, the terms of the TSP Proposal. The TSP Proposal represents a premium to ICO's closing price on the day prior to delivery of the Original TSP Proposal of 69% (assuming such termination costs do not exceed $10.7 million) or 108% (if such costs do not exceed $1 million) and a premium with respect to ICO's low market price of $1.00 on December 5, 2000 of 165% (assuming such termination costs do not exceed $10.7 million) or 225% (if such costs do not exceed $1 million).

WE BELIEVE ICO SHOULD BE SOLD TO MAXIMIZE SHAREHOLDER VALUE

           We believe that there are two primary alternatives available to ICO shareholders: a sale of the Company or a change in management. Through a fair and open sale of the Company to the highest bidder, in our opinion, shareholders are able to realize the value of the Company as it is today. Through a change in management, shareholders are able to attempt to change the course of the Company's policies and potentially to increase shareholder value in the future. While a sale of the Company to the highest bidder may limit shareholder upside, it also eliminates downside risk by providing immediate cash returns to shareholders. In the alternative, a change in management offers the prospect of continued investment in the Company's businesses and the continuing uncertainties of investment risk.

           In ICO's specific case, however, we believe a change in management is not an option readily available to shareholders. Dr. and Mrs. Pacholder and three more were selected by the WEDCO Group under the Pacholder/WEDCO Agreement). Moreover, Dr. and Mrs. Pacholder hold the Pacholder Voting Rights they have obtained in connection with acquisitions. Under the management of Dr. and Mrs. Pacholder, shareholders have experienced substantial loss of shareholder value and deterioration of tangible net worth per share. While a change in management might provide shareholders with an alternative to a sale of the Company, there is no assurance that Dr. and Mrs. Pacholder would consent to a change in management. In fact, there are numerous indications, such as the Pacholder Voting Rights, last year's attempt to shift voting control of employee 401(k) stock from employees to Company management and the employment over the years of five immediate family members as Company executives, to suggest that Dr. and Mrs. Pacholder would resist any such change in management. In this initial proxy fight, TSP is able to nominate only three directors out of a ten-member Board of Directors. There can be no assurance that other directors would vote with the TSP Nominees to change the management of the Company. In fact, because two incumbent directors that will remain on the ICO Board after the 2001 Annual Meeting are named Pacholder and two of the incumbent directors are employees of Pacholder Associates, another Pacholder-controlled business, we believe it will be difficult to persuade them to vote with us for the dismissal, if cause for dismissal exists, of Dr. and Mrs. Pacholder.

           In our opinion, a change in management would be likely to take place only after another year, another contested proxy fight, significant additional expense for shareholders, and the prospect of the continued deterioration in value which shareholders have already seen in the past. The prospect of an immediate sale of the Company, on the other hand, in our opinion would allow shareholders more quickly to maximize the value in their shares which Dr. Pacholder, in his letter dated January 19, 2001, pledged to help maximize.

           With respect to TSP's own proposal to acquire ICO, there is no assurance to TSP that the price it is prepared to pay would be sufficient to acquire ICO. If potential buyers see greater value and, accordingly, offer to pay more, THE TSP NOMINEES WILL SUPPORT THE HIGHEST OFFER, EVEN IF THAT MEANS THAT TSP ITSELF ENDS UP LOSING OUT TO A THIRD PARTY BIDDER.

           A vote for the TSP Nominees indicates to Company management and the 7 members of ICO Board not standing for election in 2001 that shareholders want the Company to be sold and therefore this proxy contest is effectively a referendum for shareholders on the sale of ICO. TSP cautions shareholders, however, that (i) even if the TSP Nominees are elected, a sale of the Company might not occur because the TSP Nominees, if elected, will comprise a minority on the ICO Board and the 7 incumbent members of the ICO Board may not vote for a sale of the Company and (ii) all members of the ICO Board, including the TSP Nominees, may decide, based on their fiduciary duties, that the sale of ICO is not in the best interests of shareholders.

Our Director Candidates Will Support a Sale of the Company

           We believe that throughout the diversification program of the last five years, a majority of the current ICO Board has not held ICO management accountable as the Company's fortunes have plummeted since the ICO Board has actually approved substantial yearly increases in management's compensation during this period. We believe ICO shareholders should not have to wait any longer to realize what they can from this series of misadventures.

           We believe the best way to effect change and realize maximum shareholder value is to sell the Company. Our director nominees support a sale of the Company to the highest bidder, whether to TSP on the terms of the TSP Proposal or to a third party bidder under a superior proposal.

           ICO has staggered the terms of its directors thereby, we believe, reducing the Company's accountability to shareholders. Consequently, we can only elect three directors this year. Because the TSP Nominees, if elected, will not constitute a majority of the ICO Board, they cannot assure you that they will succeed in causing an auction of the Company. However, if elected, the TSP Nominees would argue to the ICO Board that they have the shareholders' mandate to cause a Company sale. If the ICO Board rejects a sale, we are fully prepared to nominate and seek to elect additional nominees at the next annual meeting of shareholders that, together with the TSP Nominees, would constitute a majority of the ICO Board.

           If elected, our directors, consistent with their fiduciary duty to all shareholders, will actively undertake to advance a program intended to maximize the value that we shareholders should realize from our holdings of ICO securities. Moreover, our directors have indicated that they will decline to accept the approximately $25,000 per year of director fees and low-priced stock options paid to each of your current directors.

           Our directors are well-known businessmen in Houston, where ICO is based, and are active in civic affairs as well as the business community. Our directors are committed to a good deal for ICO shareholders and stakeholders. Our directors will serve honorably to maximize shareholder value.

Our Director Nominees Will Vote to Sell ICO to the Highest Bidder

           We believe the best way to assess the real value of ICO is to offer the Company on the market. We believe that industry buyers can accurately assess the value of the Company and the increase in that value that will occur if Dr. and Mrs. Pacholder and their family are no longer involved in management.

           If elected to the ICO Board, the TSP Nominees will attempt, subject to their fiduciary duties to the Company, to influence a majority of the ICO Board to:

         o remove unwarranted barriers to a sale of the Company, such as the Poison Pill; and

         o auction the Company to the highest bidder through a sale, merger or other disposition of the Company or its assets.

           We believe that your Board of Directors should be committed to creating the greatest possible return on your investment. We do not believe that returns are optimized by holding $31 million in cash and placing family members, who, in our opinion, based on the absence of experience as line managers for an industrial enterprise, are inexperienced in management over operating divisions. It is our objective that the ICO Board consider, on the merits, the TSP Proposal or any other bid made by TSP (or an affiliate or associate of one or more Participants) or any unrelated third party to acquire the Company or its assets that provides a significant premium over the current market price of the Common Stock and accept any such bid that creates the greatest value for shareholders.

           Certain conflicts of interest could arise if the TSP Nominees are elected to the ICO, and TSP (or an affiliate or associate of one or more Participants, including, without limitation, Network Oil if the Company is not sold in its entirety) bids to acquire the Company or its assets. See "Information Regarding the Solicitation -- Potential Conflicts of Interest of TSP Nominees Arising From TSP Proposal."

           Whether shareholders would be afforded a separate opportunity to vote on any sale of the Company or its assets would depend on how the transaction approved by the ICO Board is structured. Under Texas law, in many circumstances, a merger or sale of substantially all the assets of ICO would require a vote of shareholders.

Shareholders Need to Protect Their Own Interests

           Shareholders have lost more than 80% of their investment since October 27, 1997 through their investment in ICO.

         o If that trend continues, your investment in ICO will be worth less than $1.00 per share a year from now.

         o If that trend continues, and if the Company's shares were to trade consistently below $1.00 per share, the Company may risk delisting and share liquidity may disappear.

           By electing the TSP Nominees to the ICO Board, the Board will be better focused on the sale of the Company which we believe will be beneficial to shareholders and thus will better protect your investment. Our directors will vote FOR management accountability, FOR a professional management team, and, most importantly, FOR a sale of the Company to the highest bidder.

                YOU HAVE A VOTE IN THE FUTURE OF YOUR INVESTMENT.
                           VOTE FOR THE TSP NOMINEES.

           As described below in "Background of This Solicitation," the ICO Board and management have rebuffed our all-cash proposal to purchase the Company and our suggestion to promptly conduct an auction process to effect a negotiated sale, merger or other disposition of the Company (or all or substantially all of its assets) to the highest bidder.

           By nominating the TSP Nominees, we believe we are giving you, the Company's shareholders, a choice. If you are satisfied with the performance of your Company and its stock price, no doubt you will elect the Board's nominees. But, if you - like us - are not satisfied and believe that the Company's shareholders would benefit from diligent efforts to sell the Company at a premium to its current market value through an auction process, and by adding three Directors unaffiliated with the Company's management, we urge you to support the TSP Nominees.

                         BACKGROUND OF THIS SOLICITATION

NETWORK OIL APPROACH

           In August 2000, TSP understands that Network Oil arranged a meeting with Dr. Pacholder to discuss ICO's oilfield services division. Network Oil is a business-to-business oilfield services exchange capitalized by more than 20 local energy companies and numerous private investors as well as Morgan Stanley, Goldman Sachs, and Warburg Pincus. Chris O'Sullivan, a manager of TSP, founded Network Oil and also serves as its non-executive chairman and hence Network Oil may be deemed an "associate" of O'Sullivan. Over a lunch conversation, TSP understands that Network Oil informed Asher Pacholder that Network Oil was interested in a possible acquisition of ICO's oilfield services division. If only the oilfield services assets of the Company are put up for sale, any number of third parties, including possibly Network Oil, might bid for such assets. However, Network Oil is not, and, to TSP's knowledge, the Board of Directors of Network Oil has at no time taken corporate action to become, a participant in this solicitation for the TSP Nominees.

ACQUISITION OF SHARES

           Commencing on August 28, 2000, TSP members purchased shares of Common Stock believing that such shares were undervalued in comparison to the Company's underlying asset values and represented a favorable investment opportunity. TSP members contributed these ICO shares to TSP in October 2000 and TSP since its formation has continued to purchase ICO shares in the open market. On December 26, 2000, the aggregate number of shares of Common Stock we beneficially owned surpassed 5% or more of the aggregate outstanding shares of Common Stock as reported on the Company's most recent periodic report filed with the SEC and on December 29, 2000, TSP and the TSP Managers filed a Schedule 13D with the SEC as to the shares of Common Stock beneficially owned by them. TSP filed Amendment No. 1 to the Schedule 13D on January 12, 2001 as to additional shares acquired since December 29, 2000. TSP believes that a sale of the Company is the optimal way to maximize shareholder value and can best be advocated by electing the TSP Nominees to the ICO Board.

NOTICE OF TSP NOMINEES

           Article 2, Section 2.13 of the By-Laws provides generally that if a shareholder intends to nominate persons for election to the ICO Board at the Company's annual meeting of the shareholders, the shareholders must notify and submit specified information with respect thereto to the Company in writing during a narrowly defined "window" of not more than 120 days nor less than 90 days before the anniversary date of the previous annual meeting. In accordance with information and time requirements set forth in Article 2, Section 2.13 of the By-Laws, which TSP reserves the right to challenge, on December 8, 2000, TSP delivered to the Secretary of the Company a letter which provides written notice of TSP's intent to nominate the TSP Nominees as candidates for election as directors of the Company at the 2001 Annual Meeting.

DECEMBER 19 MEETING WITH MANAGEMENT

           On December 19, 2000, the TSP Managers, in their capacity as TSP Managers, met with Dr. and Mrs. Pacholder to discuss, in general, the Company's businesses and operations. At such meeting, the TSP Managers explained their belief that the Shares are undervalued and that there is an opportunity to increase shareholder value, most likely through a sale of the Company. The TSP Managers asked Dr. and Mrs. Pacholder to explain their program for increasing shareholder value. They declined to do so. Dr. Pacholder inquired whether TSP's interest in ICO was on behalf of Network Oil or on behalf of TSP. The TSP Managers advised that, although there were common equity owners in TSP and in Network Oil, and although Network Oil might ultimately be the buyer of all or a portion of the oilfield services business, the TSP Managers were speaking only on behalf of TSP. The TSP Managers further explained that TSP is an interested buyer of the Company's oilfield services business, its plastics business or the whole company. Dr. and Mrs. Pacholder assured TSP and the TSP Managers that any offer would receive the full consideration of the ICO Board.

ORIGINAL TSP PROPOSAL

         TSP delivered the terms of the Original TSP Proposal on the morning of December 20, 2000 in a proposal letter (the "TSP Original Proposal Letter") to ICO that reads as follows:

                           TRAVIS STREET PARTNERS, LLC
                                   910 Travis
                                   Suite 2150
                                Houston TX 77002
                                 (713) 759-2030
                               fax (713) 759-2040
VIA COURIER
20 December 2000

Dr. Asher O. Pacholder, Chairman & CFO
ICO Inc.
11490 Westheimer
Suite 1000
Houston TX 77077

Dear Dr. Pacholder:

Thank you for the opportunity you gave us today to meet with you and your wife to discuss our investment in ICO Inc. ("ICO" or the "Company").

At our meeting, you and Mrs. Pacholder indicated your interest in receiving a specific proposal from Travis Street Partners, LLC ("TSP") with respect to a possible transaction involving ICO. Bearing this in mind, we are outlining below several possible alternatives for your consideration:

1. As we explained in our meeting, we believe that ICO's Board of Directors can best maximize shareholder value through the sale of the Company or one or both of its main operating divisions. As a major ICO shareholder, TSP favors such a sale.

2. TSP believes that ICO's Board of Directors should, in accordance with its fiduciary obligations, seek the highest possible price for the Company's assets. For our part, TSP is prepared to make a compelling all-cash offer for these assets, subject to the following general conditions:

           a. TSP is prepared to make a friendly fully financed offer to acquire ICO at a price of $2.85 per common share, a premium of approximately 100% to yesterday's closing price.

           b. Alternatively, TSP is prepared to make a friendly fully financed offer to acquire ICO's oilfield services business at a price in the range of 5x TTM EBITDA. TSP cannot currently quantify this offer further because we are unable to ascertain the financial position of this business (specifically, balance sheet data for the oilfield services business) from ICO's public documents.

           c. TSP's offers would be conditioned on (i) satisfactory completion of due diligence; (ii) execution of mutually agreeable arrangements with current ICO senior management; and (iii) mutual agreement as to nondisclosure of any TSP Offer or terms thereof during the due diligence period.

           d. TSP could increase either of its offers under (a) and (b) above based on the results of its due diligence investigation.

           e. TSP would be prepared to enter into a limited standstill agreement with respect to additional stock purchases, which would run contemporaneously with our due diligence period.

3. As we discussed in our meeting, we are preparing to file the necessary proxy materials required for the annual ICO shareholders' meeting in March. As an alternative, we welcome the opportunity to pursue a friendly transaction with ICO, provided:

           a. we receive your written consent to pursue a transaction in accordance with the terms of this letter no later than 12:00 noon on Friday, December 22, 2000; and

           b. we negotiate and execute a mutually satisfactory agreement for the sale of the Company or the oilfield services business no later than December 31, 2000, in order to provide us with a subsequent two week window to conduct due diligence and finalize our offer to the Board.

Thank you once again for giving us the opportunity to explain our position more clearly. We look forward to your speedy reply.

Very truly yours,
TRAVIS STREET PARTNERS, LLC
by:  Christopher N. O'Sullivan, Manager

cc:                  Dr. Sylvia A. Pacholder, President & CEO - ICO Inc.
                     Steve Rubin, Esq. - Weil, Gotshal & Manges LLP

                                   * * * * * *

THE COMPANY RESPONDS

           After 5:00 p.m., C.S.T., on December 22, 2000, Asher Pacholder delivered a letter to TSP that was critical of the expedited process proposed by TSP in the TSP Original Proposal Letter but that failed to address the financial merits of the Original TSP Proposal. Moreover, the foregoing letter from Dr. Asher O. Pacholder failed to mention that ICO had itself requested an early meeting with TSP, that ICO's representatives had solicited a proposal from TSP, and that TSP had done its best to be responsive under a tight timetable.

           On January 11, 2001, ICO's attorneys communicated to TSP's attorneys that Asher Pacholder was interested in reopening discussions regarding the Original TSP Proposal.

REOPEN LETTER

           On January 12, 2000, TSP delivered a letter to ICO that reads as follows:

                           TRAVIS STREET PARTNERS, LLC
                                   910 Travis
                                   Suite 2150
                                Houston TX 77002
                                 (713) 759-2030
                               fax (713) 759-2040

VIA COURIER
January 12, 2001

Dr. Asher O. Pacholder, Chairman & CFO
ICO Inc.
11490 Westheimer, Suite 1000
Houston TX 77077

Dear Dr. Pacholder:

Through your attorneys, we understand you are interested in reopening our discussions relative to a transaction through which Travis Street Partners, LLC or an affiliate ("TSP") would acquire ICO, Inc. or its oilfield services business.

In your December 22, 2000 letter to us, you advised us that the ICO Board of Directors had unanimously determined that the "process" we had outlined in our December 20, 2000 letter to you was unacceptable.

To restart our discussions on a mutually beneficial basis, we think it would be most productive if ICO might:

1. Define for us which elements of the process we outlined were unacceptable and suggest ways in which we could make the process workable for both sides.

2. Respond meaningfully to the economic and financial terms of our December 20, 2000 letter.

3. Describe the terms under which ICO's Board of Directors would consider recission or waiver of the Poison Pill.

4. Work openly with us to try to come to terms on the economic parameters which might be used to value the Company or the oilfield services business.

Finally, after defining a formula for valuation, and subject to appropriate mutual agreements, we will look forward to the opportunity to review ICO books and records in order to try to maximize the value we can offer for ICO or its oilfield services business.

The best context for the initial steps outlined above, we think, would be another meeting together. We are at your disposal as to the time and place of this meeting.

Meanwhile, we hope you appreciate that if the Company's cash is wasted or the Company doesn't meet operating objectives, the value of the Company could drop substantially and so could our offer.

Further, while we would not rule out a possible acquisition of ICO's oilfield services business, our primary interest is in the purchase of the entire company. We believe a transaction involving the entire company will be more favorable to shareholders than a transaction which simply involves a single division.

Thank you once again for giving us the opportunity to explain our position more clearly. We look forward to your speedy reply.

Very truly yours,
TRAVIS STREET PARTNERS, LLC
by:  Christopher N. O'Sullivan, Manager

cc:        Dr. Sylvia A. Pacholder, President & CEO - ICO Inc.
           Steve Rubin, Esq. - Weil, Gotshal & Manges LLP
                                   * * * * * *

ICO JANUARY 18 LETTER

           On January 19, 2001, the Company telecopied a letter, dated January 18, 2001 (the "ICO January 18 Letter") to O'Sullivan in his capacity as a manager of TSP that reads as follows:

ICO Letterhead                                     11490 Westheimer, Suite 1000
                                                           Houston, Texas 77077
                                                                   281-721-4200

Mr. Christopher N. O'Sullivan            January 18, 2001
Manager
Travis Street Partners, LLC
910 Travis, Suite 2150
Houston, TX 77002

Dear Mr. O'Sullivan:

           In response to your letter of January 12, the Board of Directors of ICO Inc. is committed to building value for all ICO shareholders, and is studying strategic alternatives to achieve that goal. ICO has retained Bear, Stearns & Co. Inc. to assist us in that review.

           We are surprised that you ask what was unacceptable about the process you proposed in your December 20 letter. Your letter threatened ICO with a costly and disruptive proxy contest, unless ICO agreed with 48 hours to pursue a transaction with you for ICO or its oilfield services business on the terms you had laid down in your letter, and entered into a definitive agreement to sell the Company or the oilfield services business to you by December 31. To us, that is not a process designed to maximize value for ICO shareholders; instead, it smacks of extortion.

           You asked about ICO's shareholder rights plan. That plan was implemented to assist the directors in carrying out their responsibilities to shareholders. For example, it was intended to prevent a party that is interested in the Company or its valuable assets from being able to buy control on the cheap and to end up in a position to sell those assets to itself or its affiliates, or to someone else at a profit. Based on your own message board postings, it seems to us that this may be exactly what you have in mind.

           The shareholders rights are designed to enhance the directors' ability to undertake an uncoerced review of strategic alternatives - such as the review in which we are now engaged.

           Be assured that we are working to build value for all ICO shareholders. We intend to follow a process that, in our judgment, is best designed to achieve that objective.

                                                              Yours sincerely,
                                                              ICO, Inc.
                                   * * * * * *

RESPONSE TO ICO JANUARY 18 LETTER

           On January 19, 2001, in response to the ICO January 18 Letter, the TSP Managers delivered a letter to the Company that is set forth below. Shareholders are cautioned that the following letter is, and was intended to be, a communication by TSP, as a shareholder of the Company, to the ICO Board and primarily a means for TSP to advocate to the ICO Board TSP's personal opinions as an ICO shareholder. Statements therein as to how the Common Stock might trade without TSP or how other shareholders might vote at the 2001 Annual Meeting should be considered merely as opinions, and only in such context, and therefore should not be relied upon as fact. The letter reads as follows:

TRAVIS STREET PARTNERS,  LLC                    910 Travis Street, Suite 2150
                                                        Houston,  Texas 77002
                                           fax 713 759 2040, tel 713 759 2030
VIA FAX AND MAIL                                 www.travisstreetpartners.com

January 19, 2001

The Board of Directors
ICO, Inc.
11490 Westheimer, Suite 1000
Houston TX 77077

Ladies and Gentlemen:

This morning, we were entertained to receive Dr. Asher "Al" O. Pacholder's January 18, 2001 letter, in which he accuses us of "extortion" because we told him we were ready to offer shareholders an 80% premium to market value to acquire ICO, Inc.

It's ironic that Dr. Pacholder, who has presided over an 82% decline in ICO's market capitalization since 1997 and an 80% decline in tangible net worth per share since 1995, would view a $2.85 all-cash offer as "extortion".

But let's consider the source. This is the same Dr. Asher "Al" O. Pacholder who hired four members of his family to manage ICO and has paid them $7 million of shareholder money over the last five years while accumulating losses of $17 million.

In response to the other specifics of Dr. Pacholder's letter, we comment as follows:

o The proxy contest. Dr. Pacholder complains about our "threat" to commence a costly proxy contest. As we have said before, we agree that proxy contests are expensive and should be unnecessary. Thus, if Dr. Pacholder sincerely desires to maximize shareholder value, we urge him to enter into meaningful dialogue with us and any other qualified bidder to arrange for a sale of the Company at the earliest possible date.

o Competent investment banking advice. We applaud ICO's decision to retain investment banking assistance to evaluate all strategic alternatives with respect to ICO. But we also congratulate ourselves for prompting this review. Only on December 22, 2000, two days after we requested a reply to our $2.85 per share Offer Letter, did ICO finally decide to explore its "strategic alternatives". To demonstrate to all shareholders the focus of this investment banking engagement, we urge the Board of Directors to disclose the terms under which its advisers will be compensated. Specifically, we would welcome incentive-based arrangements which motivate the investment banker to obtain the highest possible value for shareholders through a sale of the company. Too many times, engagements of investment bankers are structured to support management. It would be refreshing to see ICO's Board of Directors actively seeking a sale of the Company in a success fee-oriented engagement letter.

           In view of the control Dr. Pacholder appears to exercise over the Board of Directors, and to ensure that an equitable, open process is conducted which is fair to all shareholders, the non-Pacholder members of the Board of Directors, perhaps in conjunction with independent shareholders, should obtain independent investment banking advice at the Company's expense. In view of this Company's record of Pacholder-focused governance, in our opinion, shareholders need to protect themselves from the Pacholders just as much as they need protection from all-cash bids.

o The Shareholder Rights Plan (the "Poison Pill"). Dr. Pacholder has accused us of trying to get control of ICO inexpensively, and he defends the Poison Pill as a legitimate defense to a takeover. Quite frankly, considering that he and his family personally own less than 3% of the stock, we find it amusing that he, of all people, is accusing us of trying to buy control of ICO on the cheap.

           Actually, we're just interested in getting the Company sold, and we've risked real money to do so. Our Offer Letter speaks for itself. If the Company feels our offer is inadequate, it should conduct an orderly auction of the Company to maximize shareholder value. We believe our Offer Letter is fair. If there are competitive bids out there, we welcome them.

           As we have said before, we are ready to make a fully financed offer as soon as the Company's Poison Pill is dismantled. (If we actually say we are "offering" to buy the Company, the language in the Poison Pill may allow the Pacholders to invoke the Poison Pill, which, if valid, would effectively allow the Pacholders to dilute our equity holdings to zero.)

o Dr. Pacholder says he is working to build shareholder value. We can only assume that the $1.6 million in compensation (which included about $600,000 in raises and bonuses) he paid his family last year is part of that effort. Given that compensation to Pacholder family members last year was five times ICO's earnings for common shareholders, shareholders should be concerned. If he continues to `build' shareholder value as he has in the past, we wish he'd stop right now.

o Travis Street Partners and shareholder value. As investors can see on our website, in our SEC filings, and in our postings to Yahoo's ICOC message board, we've made our agenda and our objectives for ICO very clear to the investor community. ICO has yet to define its own program.

           Without Travis Street Partners, we think ICO shareholders would be closer to where they were around December 5, 2000, when the common stock traded at $1.00 per share, instead of $2.25, where it closed yesterday. In the last six weeks, we've done more for shareholder value than Dr. Pacholder has done in the last six years.

When this Board of Directors is ready to enter into meaningful dialogue with us with respect to the sale of the company, and specifically to respond to the economic terms of our December 20, 2000 Offer Letter, we are ready to discuss the merits of our offer and the various ways through which value can be maximized for all shareholders.

Alternatively, considering the Company's record and the support we have received from shareholders thus far, we will look forward to having those discussions later this year, when, as we expect, shareholders will overwhelmingly vote for change at ICO by electing our director slate to sell the Company to the highest bidder.

Very truly yours,
TRAVIS STREET PARTNERS, LLC
Timothy J. Gollin, Manager
                                   * * * * * *

TSP MODIFIES PROPOSAL

           On February 1, 2001, TSP telecopied and delivered by hand a letter dated February 1, 2001 (the "TSP February 1 Letter") to ICO that reads as follows:

TRAVIS STREET PARTNERS,  LLC                                 910 Travis Street
                                                                    Suite 2150
                                                         Houston,  Texas 77002
                                                              fax 713 759 2040
                                                              tel 713 759 2030
VIA FAX AND COURIER                               www.travisstreetpartners.com

February 1, 2001

Dr. Asher "Al" O. Pacholder
Chairman and Chief Financial Officer
ICO Inc.
11490 Westheimer
Suite 1000
Houston, TX 77077

Dear Dr. Pacholder:

As we have previously informed you in our offer letter dated December 20, 2000 (the "Original Offer Letter"), Travis Street Partners, LLC ("TSP") is prepared to make an offer to acquire ICO at a price of $2.85 per common share, subject to due diligence, the waiver of ICO's poison pill, and other terms and conditions specified in the Offer Letter.

While we regret that ICO has yet to respond to the economic terms of our proposal, in accordance with your stated desire to have more time to consider our offer, we hereby extend the term for you to respond to the Original Offer Letter, as modified hereby (as modified, the "Offer Letter") to 5:00pm, Friday, February 23, 2001. The business proposals outlined in the Offer Letter may be modified at any time by subsequent communication from TSP.

This letter further amplifies and modifies the Original Offer Letter as follows:

1. Subject to ICO's agreement to a transaction substantially in accordance with the terms of the Offer Letter, TSP is prepared to make an offer to purchase all of ICO's outstanding common stock (trading under the ticker symbol ICOC) at a price (the "Base Price") of $2.85 per Common Share, a premium of more than 82% to the closing market price as of the date of the Original Offer Letter.

2. Subject to ICO's agreement to a transaction substantially in accordance with the terms of the Offer Letter, TSP is also prepared to make an offer to purchase, or to cause ICO to offer to purchase, as part of such transaction, all of ICO's outstanding Depositary Shares (trading under the ticker symbol ICOCZ) at a price of $20.00 per Depositary Share, each representing one quarter of a share of preferred stock, which is a premium of more than 40% to the closing market price of this issue on January 30, 2001.

3. In the event that ICO's Board of Directors consents to the transactions we have proposed, including the purchase of ICO's common stock and Depositary Shares, and the transactions are consummated, TSP intends to cause ICO to comply fully with the terms of the indenture for ICO's outstanding 10-3/8% Senior Notes.

4. ICO has stated publicly that it expects to report "significant developments" in its business. In an attempt to recognize any shareholder value created through such "significant developments", if any, TSP is prepared to make an offer to pay an additional premium (the "Premium" and, together with the Base Price, the "Total Price") of $0.20 per share for each $1 million of EBITDA above $10 million generated by the Company during its first fiscal quarter. (The

           Company generated nearly $10 million in EBITDA during fourth quarter of FY2000, according to your public disclosures.) For illustration, if the Company generated $13 million of EBITDA during its first fiscal quarter ended December 31, 2000 and agreed to a transaction next week, TSP would be prepared to offer to pay shareholders a Base Price of $2.85 per share, plus a Premium of $0.60 per share, for a Total Price of $3.45.

5. The Total Price would be subject to adjustment for changes in ICO's net working capital position as well as material changes in ICO's financial condition or prospects since September 30, 2000.

6. As you have written, proxy fights are costly and time-consuming. TSP reserves the right to reduce the Base Price or Premium in recognition of the impairment of value to the Company or TSP that may result from continued delays by ICO's Board of Directors in addressing our proposals.

7. Our offers would be subject to the same conditions specified in the Original Offer Letter, except that neither this letter nor the Original Offer Letter are required to be held confidential.

We look forward to your early reply.

Very truly yours,
TRAVIS STREET PARTNERS, LLC
Timothy J. Gollin, Manager
                                   * * * * * *

           On February 6, 2001, Asher Pacholder delivered a letter to TSP criticizing TSP's motives in seeking a sale of the Company, but once again failing to address the financial merits of the TSP Proposal.

FIRST QUARTER RESULTS PROMPT RECONSIDERATION OF TSP PROPOSAL

           On February 9, 2001, TSP issued a press statement announcing that, in response to the Company's earnings report for its first fiscal quarter ended December 31, 2000, TSP was reconsidering the terms of the TSP Proposal. The following is an excerpt from such press release the full text of which is included in Amendment No. 4 to the Schedule 13D of TSP filed with the SEC on February 9, 2001:

FOR IMMEDIATE RELEASE

TRAVIS STREET PARTNERS TO RECONSIDER PROPOSAL FOLLOWING ICO EARNINGS DISAPPOINTMENT

Houston, February 9, 2001 - In response to ICO Inc.'s earning report issued this morning for its fiscal first quarter ended December 31, 2000, Travis Street Partners, LLC ("TSP") said it is reconsidering the terms of its proposal to purchase ICO at $2.85 per share, citing material adverse changes in ICO's financial position since the prior quarter. "We are disappointed by the drop in revenues, the 20% drop in EBITDA, the drop in cash, the drop in operating income, and the drop in earnings per common share," said Tim Gollin, a TSP manager. "We expected, at a minimum, that this quarter would be flat compared to last quarter."

ICO asserted in its press release today that its financial results were "strongly improved." However, the company disclosed that EBITDA dropped from $9.8 million in the prior quarter to $7.8 million this quarter, a drop of more than 20%. In the key plastics processing segment, which represents two-thirds of ICO's revenues and assets, gross margin tumbled 25% from first quarter of FY2000, from 22.7% to 17.3%, while revenues dropped 5% in the same period. For the fiscal first quarter of FY2001, ICO lost $0.02 per share. Additionally the company's cash position has dropped by more than 20% since last quarter.

Less than two weeks ago, management wrote to shareholders, stating that `significant developments' were occurring at ICO and that `dynamic growth' was imminent. "We are trying to reconcile the comments in ICO's letter with the results the company reported today," Gollin said. "We are baffled why ICO thinks these results are `strongly improved'."

In a departure from prior quarters, ICO has not yet scheduled a public conference call with the investor community to discuss last quarter's financial results. "Unfortunately, we may not have an opportunity to question management about this disappointing quarter," Gollin said.

                                   * * * * * *

TSP OFFERS POSSIBLE PREMIUM

           On February 19, 2001, TSP telecopied and delivered by hand a letter dated February 19, 2001 (with the "TSP February 1 Letter", the "TSP Modified Proposal Letters") to ICO that reads as follows:

TRAVIS STREET PARTNERS,  LLC                                 910 Travis Street
                                               Suite 2150 Houston, Texas 77002
                                                              fax 713 759 2040
                                                              tel 713 759 2030
VIA COURIER AND VIA FAX                           www.travisstreetpartners.com
-----------------------
February 19, 2001

Board of Directors
ICO Inc.
11490 Westheimer
Suite 1000
Houston, TX 77077

Re:        Modification to our proposal to acquire ICO Inc.

Ladies and Gentlemen:

As you are aware, Travis Street Partners, LLC ("TSP") is prepared to make an offer to acquire ICO Inc. for cash subject to the terms and conditions specified in our letter dated December 20, 2000 as modified by our letter dated February 1, 2001 (as modified, the "Existing Proposal Letter"). Your chairman, Dr. Asher "Al" O. Pacholder, has refused to address the financial merits of our proposal or to enter into meaningful dialogue relating to the proposal.

On February 9, 2001, ICO announced earnings which we can only characterize as profoundly disappointing. EBITDA fell 20% from the prior quarter and cash reserves dropped by $8 million. According to our analysis, even the oilfield services business, on which so many of the company's hopes ride, was flat compared to the prior quarter, despite improving secular conditions in its market segment. Meanwhile, gross margin in the plastics business tumbled nearly 25% in comparison to the year earlier quarter, and the company once again lost money for its common shareholders. Yet ICO's press release asserted that the Company's results were "strongly improved". How can this be?

Dr. Pacholder seems to unable or unwilling to admit the profundity of ICO's problems, which start with the 80% decline in market price since October 1997 but more specifically relate to fundamental problems such as:

o the attrition of 80% of tangible net worth per share in the last five years;

o the company's ballooning corporate SG&A costs (including management compensation expense for the Pacholders and their family); and

o the deteriorating margins in the plastics business, which have tumbled from 24% only a few years ago to 17.4% in the most recent quarter.

Arresting the deterioration of the Company's financial condition and of shareholder value requires more than the engagement of an investment banking firm. It requires, we believe, the delineation of a strategy to the Company's customers, employees, creditors, and shareholders, followed by professional and competent execution. Over the years, Dr. Pacholder has failed to chart or execute a successful strategy. It is, therefore, time for new management and new governance at ICO.

We will not recite once again the litany of issues surrounding the governance of ICO which we have outlined in detail in our letters to Dr. Pacholder and to you, and in our preliminary proxy materials. Whether you came to this Board as a Pacholder nominee, relative, or friend, or as a Willoughby representative, in our opinion, you should take a hard look at what has taken place at ICO in the last several years, and you should consider carefully, in making each decision you may be called upon to make in the coming weeks, one and only criterion: whether the action you are being asked to approve is in the best interests of stockholders.

In view of the material adverse changes to ICO's financial condition reported in ICO's earnings report for ICO's first fiscal quarter, this letter further modifies the Existing Proposal Letter as follows:

1.       The Base Price is reduced to $2.65 per common share.

2. As you will appreciate, the Premium proposed in our Existing Proposal Letter is now "out of the money" because of the Company's failure to better its performance in the first fiscal quarter of 2001 from the fourth fiscal quarter of 2000. As an alternate means to maximizing shareholder value, we would propose to pay common shareholders a cash premium of $0.60 per share in addition to the Base Price, if the aggregate costs (including excise tax gross-up costs), if any, of terminating at closing the employment of all existing senior management do not exceed $1 million. The Board might, for example, enable shareholders to receive this premium above the Base Price by requesting such members of senior management to consensually waive a portion of the severance payments, if any, to which they might otherwise be entitled upon such termination.

3. The potential Total Price per share to common shareholders would therefore be $3.25.

4. In any event, the Base Price would be further reduced at closing based on the amount by which the aggregate costs (including excise tax gross-up costs), if any, of terminating at closing the employment of all the existing senior management exceed $10.7 million.

5. The proposal set forth in the Existing Proposal Letter otherwise remains unchanged and is subject to the same conditions specified in the Existing Proposal Letter.

In view of the fact that our proposal outlined above relates to costs of terminating the employment of senior management, in our view, basic principles of corporate governance would suggest that a member of the Board of Directors may have a conflict of interest if such member is also:

o a member of the Company's senior management subject to such an employment agreement (Dr. Pacholder, Mrs. Pacholder and Ms. Robin Pacholder); or

o an officer, director, and/or employee, of an entity owned or controlled by a member of senior management. This specifically includes Pacholder Associates, Inc.; Pacholder High Yield Fund, Inc.; or any affiliate thereof, and refers specifically to the roles of Messrs. Gibson, Morgan and Williamson at such companies.

Therefore, we respectfully request that any of the Company's directors having a conflict of interest as described above should recuse himself or herself from the Board's consideration of our proposal.

We look forward to your early reply.

Very truly yours,
TRAVIS STREET PARTNERS, LLC
Christopher N. O'Sullivan, Manager

                                   * * * * * *

           By letter dated February 22, 2001, the Company informed TSP that the Company believed that pursuing the TSP Proposal, while the Company is in the middle of a "process of reviewing strategic alternatives to build shareholder value", would not be "in the best interests of ICO and its shareholders." With respect to the possible availability of the $0.60 per share cash premium under the TSP Proposal, the ICO Board might, for example, enable shareholders to receive the premium by requesting members of senior management to consensually waive, and convincing such members of senior management to waive, a portion of the severance payments, if any, to which they might otherwise be entitled upon such termination. The ICO Board might also, if the facts warranted, conclude that under the terms of the respective employment agreements members of senior management were not entitled to severance payments if terminated. If members of senior management were not willing to waive their contractual rights, if any, to severance payments and unless the Board were to determine that, under the terms of such agreements, one or more members of senior management could properly be terminated for "cause" (as to which TSP itself expresses no opinion inasmuch as TSP does not have any means of determining, as a factual matter, whether any member of senior management has engaged in conduct constituting "cause" for such purposes), ICO would be contractually obligated to honor such employment agreements and the premium under the TSP Proposal would not be available.

ICO SHOULD BE SOLD

           In light of the Company's response to the TSP Modified Proposal Letters and the other communications between ICO and TSP described and set forth above, we have determined to seek your vote in support of election of the TSP Nominees to the ICO Board at the 2001 Annual Meeting and otherwise to influence the Company to promptly conduct an auction process to effect a negotiated sale, merger or other disposition of the Company (or all or substantially all of its assets) to the highest bidder. TSP (or an affiliate or associate of one or more Participants, including, without limitation, Network Oil if the Company is not sold in its entirety) may be a bidder, and reserves the right to be participate, alone or with others, in any sales process, but would not expect to receive any preferential treatment. If TSP (or an affiliate) acquires all or a portion of the Company or its assets, TSP may itself effect a negotiated sale, merger or other disposition of all or a portion of the assets acquired.

                     INFORMATION REGARDING THE SOLICITATION

           We are soliciting your proxy for the election of the TSP Nominees as Directors of ICO after we nominate them at the 2001 Annual Meeting to serve until their successors are duly elected and qualified.

           In accordance with the Company's Amended Articles of Incorporation (the "Articles of Incorporation") and By-Laws and the Texas Business Corporation Act, ICO's Board of Directors is to consist of ten Directors, or as may be otherwise determined by an amendment to the By-Laws adopted by a majority of the ICO Board as provided in the Articles of Incorporation. The Directors are to be divided into three classes as nearly equal in number as possible. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

           Based on information contained in reports publicly filed by the Company with the SEC, ten Directors currently serve on the ICO Board. Three of these Directors have terms that expire in 2001 and, according to ICO's proxy statement for the 2001 Annual Meeting, three Directors are to be elected at the 2001 Annual Meeting. James D. Calaway, A. John Knapp and Charles T. McCord, III, if elected, would be entitled to serve for terms expiring at ICO's annual meeting of shareholders in 2004.

           If any additional directorships are to be voted upon at the 2001 Annual Meeting, we reserve the right to nominate additional persons to fill such positions and, so long as TSP did not know of such additional directorships a reasonable time before this proxy statement is first sent to shareholders, to use the discretionary authority granted under the GOLD PROXY CARDS to vote the shares represented thereby for the persons so nominated by TSP to fill such positions. TSP does not expect that the TSP Nominees will be unable to stand for election but, in the event that any TSP Nominee is unable to do so, shares represented by GOLD PROXY CARDS will be voted for the other TSP Nominees. In addition, TSP reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its By-Laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the TSP Nominees and, so long as TSP did not know of such changes or other action a reasonable time before this proxy statement is first sent to shareholders, to use the discretionary authority granted under the GOLD PROXY CARDS to vote the shares represented thereby for the persons so nominated by TSP.

           If the TSP Nominees are elected and take office as Directors, they intend to discharge their duties as Directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

TSP NOMINEES

           Each of the TSP Nominees has consented to be named in TSP's proxy statement and to serve as a Director if elected. There are no arrangements or understandings among any such TSP Nominees and any other person pursuant to which any such TSP Nominee was selected as a TSP Nominee. The information below concerning age, principal occupation, directorships and beneficial ownership of Common Stock has been furnished by the respective TSP Nominees.

                                         PRESENT PRINCIPAL OCCUPATION AND
                                                     PRINCIPAL
                                              OCCUPATIONS DURING LAST          NUMBER OF SHARES OF     PERCENT OF
NAME, BUSINESS                                   FIVE (5) YEARS;                  COMMON STOCK           COMMON
ADDRESS AND AGE                                   DIRECTORSHIPS                      OWNED                STOCK
---------------                                   -------------                      -----                -----
A. John Knapp                         President of Andover Group, Inc. (a                   0(1)          0%
910 Travis                            real estate investments and
Suite 2205                            development company) for more than the
Houston, Texas 77002                  past five years; Private investor in
Age:  49.                             venture capital transactions for more
                                      than the past five years; Director of
                                      various civic and educational
                                      organizations in Houston.

James D. Calaway                      Primarily engaged since January 2000                  0(1)          0%
910 Travis                            as a private investor and Chairman of
Suite 2150                            DigiContract, Inc. (an Internet-based
Houston, Texas 77002                  legal services business), Director of
Age:  43.                             Network Oil, Inc. (a Houston-based
                                      business-to-business Internet exchange
                                      serving the oilfield services industry),
                                      and Director of Sterling Bancshares, Inc.,
                                      a NASD-listed bank holding company). Prior
                                      thereto, President and a director of Edge
                                      Petroleum, Inc. ("Edge") (an NASD-listed
                                      energy exploration and production company)
                                      since December 1996; Prior thereto,
                                      Special Advisor to Edge's Corporate
                                      predecessor since 1991.


                                       35

                                         PRESENT PRINCIPAL OCCUPATION AND
                                                     PRINCIPAL
                                              OCCUPATIONS DURING LAST          NUMBER OF SHARES OF     PERCENT OF
NAME, BUSINESS                                   FIVE (5) YEARS;                  COMMON STOCK           COMMON
ADDRESS AND AGE                                   DIRECTORSHIPS                      OWNED                STOCK
---------------                                   -------------                      -----                -----

Charles T. McCord, III                General Partner of McCord Production,                 0(1)          0%
910 Travis                            Ltd. (an energy exploration,
Suite 2150                            production and investment company) for
Houston, Texas  77002                 more than the past five years.
Age:  60.


------------------

(1) Does not include 1,158,300 shares of Common Stock beneficially owned by TSP (as described in "Certain Information Concerning TSP and Other Participants in the Solicitation" below), representing approximately 5.11% of the Common Stock as to which such nominee does not, directly or indirectly, have or share voting or investment power.


           No TSP Nominee has engaged in any transactions in securities of the Company during the past two years.

POTENTIAL CONFLICTS OF INTEREST OF TSP NOMINEES ARISING FROM TSP PROPOSAL

           TSP made the all-cash TSP Proposal to ICO to acquire the Company and expects to be a bidder in any sales process. In addition, Network Oil, which is an associate of one or more Participants, might bid for the oilfield services assets of ICO if only such assets are put up for sale. No other affiliate or associate of any Participant has indicated to TSP as of the date hereof that it might bid for ICO or its assets, but such a bid might arise in the future. Each of TSP Nominees beneficially owns a membership interest in TSP and holds an at-risk economic interest therein, and Mr. Calaway is a director of Network Oil. Consequently, certain conflicts of interest could, of course, arise if the TSP Nominees are elected to the ICO Board, and TSP (or an affiliate or associate of one or more Participants, including, without limitation, Network Oil if the Company is not sold in its entirety) bids to acquire the Company or its assets. For instance, TSP as a bidder, and the TSP Nominees, as holders of at-risk economic interests in TSP, would have an interest in acquiring ICO at the lowest possible price while the TSP Nominees, as directors of ICO, would have an interest in selling ICO at the highest possible price. The TSP Nominees, in their capacity as Directors, intend, however, to act fully in accordance with their fiduciary duties and would not oppose (and would favor) an active auction process that includes appropriate procedural safeguards to ensure that TSP and any affiliate or associate of one or more Participants (including, without limitation, Network Oil if the Company is not sold in its entirety) would not receive any preferential treatment, but would prevail in acquiring ICO only if TSP or such affiliate or associate were the highest bidder.

                                  VOTE REQUIRED

           The proposed election of Directors requires the affirmative vote of a plurality of the shares of Common Stock of the Company having voting power present in person or represented by proxy and entitled to vote thereon at the 2001 Annual Meeting. Each other proposal voted on at the 2001 Annual Meeting will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Cumulative voting shall not be permitted.

                  METHOD OF COUNTING VOTES AND PROXY PROCEDURES

           Votes will be counted by one or more inspectors of election appointed by Asher Pacholder. Under the rules of the SEC, boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "against" or "abstain" from voting on one or more of the proposals, or to withhold authority to vote for one or more of the nominees for Director. Texas law and ICO's By-Laws require the presence of a quorum, in person or by proxy, consisting of at least a majority of the outstanding shares of Common Stock at the 2001 Annual Meeting. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for those individuals. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine matters and, consequently, have no discretion to vote on those matters, and abstentions, are counted as shares present to establish a quorum, but are not counted as votes cast for or against any proposal.

           If no directions are given and the signed GOLD PROXY CARD is returned, the attorneys-in-fact appointed in the proxy will vote the shares of Common Stock represented by any such GOLD PROXY CARD returned unsigned FOR the election of the TSP Nominees and FOR the appointment of PricewaterhouseCoopers LLP as the Company's auditors for fiscal 2001. TSP knows of no other business to be presented at the 2001 Annual Meeting, but if other matters do properly come before the 2001 Annual Meeting, the attorneys-in-fact appointed in the proxy will use their discretion to vote the shares of Common Stock represented by GOLD PROXY CARDS in accordance with their best judgment on such matters.

                       CERTAIN INFORMATION CONCERNING TSP
                   AND OTHER PARTICIPANTS IN THE SOLICITATION

           Information is being given herein for each of the Participants identified above under "TSP and Our Investment in ICO." Certain information is also given for any "associate", as defined under the proxy rules, of one or more of the Participants (each an "Associate").

           The business address of each Participant, other than the Global Parties, is c/o Travis Street Partners, LLC, 910 Travis, Suite 2150, Houston, Texas 77002. The business address of each of the Global Parties is 201 Main Street, Suite 2001, Ft. Worth, Texas 76102.

           TSP is a Texas limited liability company. TSP is principally engaged in the business of making, holding and disposing of investments, including securities of ICO.

           The present principal occupation of Knapp is President of Andover Group, Inc., the principal business of which is real estate investments and development. The present principal occupation of Calaway is private investments. The present principal occupation of McCord is General Partner of McCord Production Ltd., the principal business of which is energy exploration, production and investment. The present principal occupation of O'Sullivan is President and Chief Executive Officer of O'Sullivan Oil and Gas Company, Inc., the principal business of which is energy exploration, production and investment. The present principal occupation of Gollin is private investments. The present principal occupation of Scully is president of Scully Oil & Gas Company, the principal business of which is investing in restaurants and internet-based businesses. McCord/Calaway Joint Venture is principally engaged in the business of investing, through its investment in TSP, in shares of Common Stock. The present principal occupation of John Whiting is operations manager of O'Sullivan Oil & Gas Company, Inc. Freeman Capital is a limited liability company principally engaged in private investments. The present principal occupation of Schubert is real estate development and private investments. The present principal occupation of Grace is as a principal in Chilton Capital Management, Inc., the principal business of which is equity assets management. The present principal occupation of Martin is private investments. The present principal occupation of Robert Whiting is private investments.

           Global, Global L.P. and Global QP are Cayman Islands exempted limited partnerships. Global Ltd. is a Cayman Islands exempted company. KC LDC is a Cayman Islands exempted limited duration company. KC Inc. is a Texas corporation. The principal business of each of Global, Global L.P., Global Ltd., Global QP and KC LDC is the making, holding and disposing of investments, including, securities of the Company. The principal business of KC Inc. is directing the investments of Global. The principal occupation of Kleinheinz is President and CEO of KC Inc. The principal occupation of Phillips is Chief Financial Officer of KC Inc.

           The Participants may be deemed to have direct beneficial ownership of the Common Stock owned by the Participants as follows:

NAME                                                            NUMBER OF SHARES OWNED BY PARTICIPANTS
----                                                            --------------------------------------
TSP                                                                           1,158,300
A. John Knapp                                                                     0
James D. Calaway                                                                  0
Charles T. McCord, III                                                            0
Christopher N. O'Sullivan                                                         0
Timothy J. Gollin                                                                 0
Christopher P. Scully                                                             0
McCord/Calaway Joint Venture                                                      0
John V. Whiting                                                                   0
Freeman Capital Management, LLC                                                   0
R. Allen Schubert                                                                 0
Randall Grace                                                                     0
Global Undervalued Securities Master Fund, L.P.                                497,850
Global Undervalued Securities Fund, L.P.                                          0
Global Undervalued Securities Fund, Ltd.                                          0
Global Undervalued Securities Fund (QP), L.P.                                     0
Kleinheinz Capital Partners LDC                                                   0
Kleinheinz Capital Partners, Inc.                                                 0
John B. Kleinheinz                                                                0
J. Kenneth Phillips                                                               0


           Each of the TSP Managers, as a managing member of TSP with shared voting and investment power as to any Common Stock owned by TSP, may be deemed to indirectly own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Common Stock of which TSP may be deemed to possess direct beneficial ownership. Each of the TSP Managers disclaims beneficial ownership of such Common Stock for all other purposes.

           Each of (i) Global L.P., Global Ltd. and Global QP, as general partners of Global; (ii) KC LDC, as the sole general partner of Global L.P. and Global QP; (iii) KC Inc., as investment advisor to Global; (iv) Kleinheinz, as the sole director of Global LDC, one of the two directors of Global Ltd. and the president, sole director and sole shareholder of KC Inc.; and (v) Phillips, as one of the two directors of Global Ltd. and the chief financial officer of KC Inc. may share the power to direct the voting and disposition of any Common Stock owned by Global and, therefore, may be deemed to indirectly own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Common Stock of which Global may be deemed to possess direct beneficial ownership. Each of Global L.P., Global Ltd., Global QP, KC LDC, KC Inc., Kleinheinz and Phillips disclaim beneficial ownership of such Common Stock for all other purposes.

           Except for TSP, the TSP Managers and the Global Parties, none of the Participants or the Associates may be deemed to directly or indirectly beneficially own any Shares.

           TSP and the Global Parties are parties to an agreement (the "TSP Global Agreement") providing, among other things, for advance consultation between the parties in respect of the acquisition, disposition or voting of shares of Common Stock. As a result, TSP, the TSP Managers and the Global Parties may be deemed a group (as that term is defined in Rule 13d-5 under the Securities Exchange Act of 1934) (the "TSP/Global Group"). None of TSP or the TSP Managers possesses voting or investment power over any shares of Common Stock which any of the Global Parties beneficially owns, and each of TSP and the TSP Managers disclaims beneficial ownership of any such shares. None of the Global Parties possesses voting or investment power over any shares of Common Stock which any of TSP or the TSP Managers beneficially owns, and each of the Global Parties disclaims beneficial ownership of any such shares.

           To the best of the knowledge of the Participants, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of ICO, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies except that TSP and the Global Parties are parties to the TSP/Global Agreement. The business and affairs of TSP are conducted in accordance with the Regulations of Travis Street Partners, LLC, which provide generally for customary rights of the members thereof in respect of distributions by, or upon the dissolution of, TSP. In addition, as described below, agreements exist with or among certain Participants with respect to capital contributions made to TSP with respect to membership interests in TSP.

           No Participant owns any securities of ICO of record but not beneficially.

           None of the Participants or Associates has any arrangement or understanding with any person with respect to (i) any future employment with ICO or its affiliates or (ii) any future transactions to which ICO or any of its affiliates may be a party.

           TSP and the other Participants intend to vote any shares of Common Stock that they beneficially own in accordance with the recommendations of TSP set forth herein.

           All of the shares of Common Stock beneficially owned by TSP were obtained from the working capital of TSP or, as to 28,000 shares, contributions of such shares to the capital of TSP at or about its formation in early October 2000. All of the funds used to purchase the shares of Common Stock beneficially owned by Global were obtained from the working capital of Global.

           Capital contributions by TSP members to TSP with respect to their membership interests in TSP, including contributions in the form of shares of Common Stock, were funded from the personal assets of such members except as otherwise described herein. Capital contributions by O'Sullivan to TSP in the amount of $23,250 in the form of 12,000 shares of Common Stock were funded from assets of family trusts for which O'Sullivan directs investments. Capital contributions in the amount of $303,600 by Gollin to TSP with respect to Gollin's membership interest in TSP were funded by Knapp, one of the TSP Nominees, under a letter agreement which defines the terms under which Gollin and Knapp share in gains relating to Gollin's investment in TSP. A separate informal oral agreement between Knapp and Schubert and Grace provides solely that Schubert and Grace participate in specified percentages of Knapp's agreement with Gollin. Capital contributions in the amount of $22,000 by Knapp to TSP with respect to Knapp's membership interest in TSP were funded by Schubert under an informal agreement by which a portion of Knapp's membership interest in TSP is held for Schubert's benefit. Capital contributions in the amount of $492,800 by Calaway/McCord Joint Venture to TSP with respect to such joint venture's membership interest in TSP were funded by $440,070 and $52,730 contributed to the joint venture by McCord and Calaway, respectively, each one of the TSP Nominees, under a joint venture agreement which defines the terms under which McCord, Calaway and Calaway's ex-wife, Elaine Calaway, share in gains relating to the joint venture's investment in TSP. Under the terms of such joint venture, the interest in TSP held by the joint venture cannot be sold or voted without the written approval of each of McCord and Calaway. Scully and Marshall H. Crawford II ("Crawford") are also parties to an informal agreement under which Crawford has the opportunity to purchase a participation in Scully's investment in TSP and, in the event of such a participation, as to the terms under which Scully and Crawford share in gains relating to Scully's investment in TSP. Capital contributions in the amount of $48,000 by Scully to TSP with respect to Scully's membership interest in TSP were funded by McCord, under a letter agreement which defines the terms under which Scully and McCord share in gains relating to Scully's investment in TSP. Capital contributions by John Whiting to TSP in the amount of $11,628 in the form of 6,000 shares of Common Stock were obtained from Robert Whiting under an informal agreement by which a portion of John Whiting's membership interest in TSP is held for Robert Whiting's benefit. Capital contributions in the amount of $35,200 by Freeman Capital were funded by Martin, the sole member of Freeman Capital.

                        PRINCIPAL OWNERS OF COMMON STOCK

           The following table sets forth, as of February 15, 2001 (or, in the case of the TSP/Global Group, TSP and the TSP Managers, March 2, 2001), based solely, except as otherwise indicated herein, on the information contained in ICO's Preliminary Proxy Statement, dated February 15, 2001, the number of outstanding shares of Common Stock beneficially owned by each person known to TSP as of such date to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, each Director, each of the executive officers named in the executive compensation table of such preliminary proxy statement and all executive officers, the Company's director nominees and directors as a group. For purposes of the following table, Dr. and Mrs. Pacholder, Isaac H. Joseph, Jon C. Biro and David M. Gerst are referred to as the "named executive officers."

           Except as otherwise noted in a footnote below, each Director, nominee and executive officer has sole voting and investment power with respect to the number of shares of Common Stock set forth opposite his or her name in the table.

NAME AND ADDRESS OF INDIVIDUAL OR IDENTITY OF GROUP              NUMBER OF SHARES BENEFICIALLY OWNED(1)     PERCENT OF CLASS
---------------------------------------------------              --------------------------------------     ----------------
William E. Cornelius                                                            34,000 (2)                         *

Robin E. Pacholder                                                              86,336 (1) (3)                     *

George S. Sirusas                                                               47,959 (4)                         *

Howard P. Tuckman                                                                    0                               --

William J. Morgan                                                              884,270 (1) (5) (6)                 3.9%

Sylvia A. Pacholder                                                          4,236,797 (1) (6) (7)                18.4%

William E. Willoughby                                                        1,689,929 (1) (8)                     7.4%

Asher O. Pacholder                                                           4,327,061 (1) (6) (9)                18.8%

John F. Willliamson                                                             37,631 (10)                        *

Walter L. Leib                                                                 907,204 (11)                        4.0%

James E. Gibson                                                                 28,000 (12)                        *

Executive Officers Who Are Not Directors

Isaac H. Joseph                                                                 53,332 (13)                        *

Jon C. Biro                                                                     65,844 (14)                        *

David M. Gerst                                                                  53,350 (15)                        *

TSP/Global Group                                                             1,656,150 (16)                        7.30%
c/o Travis Street Partners, LLC
910 Travis Street, Suite 2150
Houston, Texas  77002


                                       40

NAME AND ADDRESS OF INDIVIDUAL OR IDENTITY OF GROUP              NUMBER OF SHARES BENEFICIALLY OWNED(1)     PERCENT OF CLASS
---------------------------------------------------              --------------------------------------     ----------------

Travis Street Partners, LLC                                                  1,158,300 (17)                        5.11%
910 Travis Street, Suite 2150
Houston, Texas  77002

Timothy J. Gollin                                                            1,158,300 (18)                        5.11%
c/o Travis Street Partners, LLC
910 Travis Street, Suite 2150
Houston, Texas  77002

Christopher N. O'Sullivan                                                    1,158,300 (18)                        5.11%
c/o Travis Street Partners, LLC
910 Travis Street, Suite 2150|
Houston, Texas  77002

Dimensional Fund Advisors                                                    1,329,732 (19)                        5.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401-1005

Kornitzer Capital Management                                                 3,507,696 (20)                       13.8%
5420 West 61st Place
Shawnee Mission, Kansas 66205

Great Plains Trust Company                                                   2,033,411 (21)                        8.5%
4705 Mission Road
Westwood, Kansas 66205

All current Directors, nominees by the ICO Board for Directors               5,086,608 (1) (22)                   20.5%
and executive officers as a group (14 persons)

------------------

*          Less than 1% of outstanding shares.

1. Except as otherwise indicated, the beneficial owner listed has sole voting and investment powers with respect thereto. Director or Executive Officer is a Party to the Pacholder/WEDCO Agreement among ICO, Dr. and Mrs. Pacholder, Robin
E. Pacholder, William J. Morgan, Pacholder Associates, Inc. (these shareholders are collectively the "ICO Shareholders"), and William E. Willoughby, Peggy S. Willoughby, William C. Willoughby (as custodian for William B. Willoughby), Regina S. Willoughby, Fred R. Feder, Theo J.M.L. Verhoeff and Catherine Willoughby Stevens (these shareholders are collectively the "WEDCO Shareholders") (the ICO Shareholders and the WEDCO Shareholders are collectively the "Shareholders"). Pursuant to the Pacholder/WEDCO Agreement, which covers in the aggregate 4,680,088 shares of Common Stock, the Shareholders agree to take all actions necessary or appropriate to cause the election of William E. Willoughby, Walter Leib and George S. Sirusas (the "Initial WEDCO Directors") to the Board of Directors of the Company and to cause their re-election to the Board of Directors of the Company until the earlier of the time the WEDCO Shareholders who are parties to the Pacholder/WEDCO Agreement, taken as a whole, beneficially own less than 1,500,000 shares of Common Stock or there is a "change in control" of the Company, when the ICO Shareholders who are parties to the Pacholder/WEDCO Agreement shall no longer be obligated to cause the re-election of the Initial WEDCO Directors to the Company's Board of Directors ("Termination Date"). In addition, if any one of Messrs. Willoughby, Leib or Sirusas shall cease to serve as a Director of the Company at any time prior to the Termination Date, the Shareholders are required to take all actions necessary and appropriate to ensure that the vacancy created shall be filled by a person nominated by the remaining Initial WEDCO Director(s) or by the WEDCO Shareholders who are parties to the Pacholder/WEDCO Agreement, subject to the consent of a majority of the full ICO Board.

           In addition to the foregoing, all the ICO Shareholders who are parties to the Pacholder/WEDCO Agreement have granted irrevocable proxies coupled with an interest to Mr. Leib to vote their shares of Common Stock in favor of the slate of nominees for the ICO Board selected by the then incumbent members of the ICO Board (the "Nominated Slate") and the WEDCO Shareholders who are parties to the Pacholder/WEDCO Agreement granted substantially identical proxies to Dr. and Mrs. Pacholder to vote their shares of Common Stock of the Company also in favor of the Nominated Slate.

           The Pacholder/WEDCO Agreement also provides that if one or more of the Shareholders desire to sell 500,000 or more shares of Common Stock in a single or series of related transactions (other than in connection with an underwritten public offering that would not result in a transfer or transfers of 500,000 or more shares of Common Stock to any person or group of person) such proposed sale shall not be effective unless the proposed transferee agrees to be bound as the successor to the transferor under the agreement. The Pacholder/WEDCO Agreement is filled with the SEC as exhibit 10.9 to the Company's Form S-4 dated May 15, 1996.

           Except as set forth above, share amounts do not include the shares of Common Stock beneficially owned by other parties to the Pacholder/WEDCO Agreement. To the extent the parties to such Pacholder/WEDCO Agreement constitute a group, such group and its members would be deemed to be the beneficial owner of 4,680,088 shares of Common Stock or approximately 20.1% of the shares of Common Stock deemed outstanding (of which 4,087,635 shares of these beneficially owned shares of Common Stock were outstanding as of December 29, 2000).

2. Share amounts consist of 1,000 shares of Common Stock and 33,000 shares that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

3. Share amounts include 14,700 shares of Common Stock, 1,644 Shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, and 50,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, 11,000 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, and 8,992 shares of Common Stock held in the various Company 401(k) plans. Excludes shares beneficially owned by David Gerst, Ms. Pacholder's spouse, as set forth in (15) below.

4. Share amounts include 18,219 shares of Common Stock, 2,740 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock and 27,000 shares that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common stock holdings for Mr. Sirusas include 2,379 shares held by his wife.

5. Share amounts include 44,000 shares of Common Stock and 33,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors and the securities disclosed in note (6) below.

6. Share amounts include 180,000 shares of Common Stock and 63,051 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock each held by a limited partnership, of which Asher Pacholder and Mr. Morgan are general partners. Pursuant to an Investment Advisory Agreement, Pacholder Associates has sole voting and investment power over such securities. Share amount also include 415,461 shares at Common Stock, 102,879 shares of Common Stock which may be acquired through the exercise of warrants (such warrants have an exercise price of $5.00 and expire in July 2002) and 45,879 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, in each case owned by Pacholder Associates. Asher Pacholder, Sylvia Pacholder and Mr. Morgan are majority owners of Pacholder Associates.

7. Share amounts include 31,400 shares of Common Stock, 125,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, 2,000 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 4,291 shares of Common Stock held in the Company's 401(k) plan, the securities disclosed in footnote (6) above and (i) 374,873 shares of Common Stock issued in connection with acquisitions over which Dr. and Mrs. Pacholder purport to share voting power (but exclude 20,949 shares of Common Stock in ICO's 401(k) plans owned by recipients of Common Stock in connection with the Bayshore Industrial, Inc. merger) and (ii) 2,891,963 shares of Common Stock of ICO subject to the Pacholder/WEDCO Agreement over which Sylvia Pacholder and Asher Pacholder possess the power to vote on certain matters as described in note (1) above. TSP does not admit the validity or proprietary of any acquisition or exercise of voting power in respect of such shares by Dr. and Mrs. Pacholder. Excludes shares owned by Asher Pacholder, Sylvia Pacholder's spouse, as set forth in note
(9) below, Sylvia Pacholder disclaims beneficial ownership of these shares.

8. Share amounts include 1,662,929 shares of Common Stock, 27,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common Stock owned by Mr. Willoughby includes 149,139 shares owned jointly with his wife and 395,665 shares owned by his wife.

9. Share amounts include 118,200 shares of Common Stock, 125,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, 6,000 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 3,755 shares of Common Stock held in the Company's 401(k) plan, the securities disclosed in footnote (6) above, and (i) 374,873 shares of Common Stock issued in connection with acquisitions over which Dr. and Mrs. Pacholder purport to share voting power (but exclude 20,949 shares of Common Stock in ICO's 401(k) plans owned by recipients of ICO in connection with the Bayshore Industrial, Inc. merger) and (ii) 2,891,963 shares of Common Stock of ICO subject to the Pacholder/WEDCO Agreement over which Sylvia Pacholder and Asher Pacholder have the power to vote on certain matters as described in note (1) above. TSP does not admit the validity or proprietary of any acquisition or exercise of voting power in respect of such shares by Dr. and Mrs. Pacholder. Excludes shares beneficially owned by Sylvia Pacholder, Asher Pacholder's spouse, as set forth in note (7) above, Asher Pacholder disclaims beneficial ownership of these shares.

10. Share amounts include 8,631 shares of Common Stock and 29,000 shares that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common Stock holdings for Mr. Williamson include 437 shares owned by his wife.

11. Share amounts include 55,021 shares of Common Stock, 4,384 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, 27,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors and 820,799 shares of Common Stock of ICO subject to the Pacholder/WEDCO Agreement over which Mr. Leib has the power to vote on certain matters as described in note (1) above.

12. Share amounts include 1,000 shares of Common Stock owned jointly by Mr. Gibson and his wife, and 27,000 shares which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

13. Share amounts include 50,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans and 3,322 shares of Common Stock held in the Company's 401(k) plan.

14. Share amounts include 12,000 shares of Common Stock that are jointly owned by Mr. Biro and his wife, 50,000 shares that are issuable upon exercise of stock options granted under the Company's various employee stock option plans and 3,844 shares of Common Stock held in the Company's 401(k) plan.

15. Share amounts include 50,000 shares of Common Stock and that are issuable upon exercise of stock options granted under the Company's various employee stock option plans and 3,844 shares of Common Stock held in the Company's 401(k) plan. Excludes shares beneficially owned by Robin Pacholder, Mr. Gerst's spouse, as set forth in (3) above.

16. This information is based on the Amendment No. 5 to Schedule 13D filed with the SEC by the TSP/Global Group on February 20, 2001 on information provided to TSP by the Global Parties subsequent thereto. The TSP/Global Group comprises TSP, the TSP Managers and the Global Parties. Includes 1,158,300 shares of Common Stock owned by TSP and 497,850 shares of Common Stock owned by Global. None of TSP or the TSP Managers possesses voting or investment power over any shares of Common Stock which any of the Global Parties beneficially owns, and each of TSP and the TSP Managers disclaims beneficial ownership of any such shares. None of the Global Parties possesses voting or investment power over any shares of Common Stock which any of TSP or the TSP Managers beneficially owns, and each of the Global Parties disclaims beneficial ownership of any such Shares.

17. This information is based on the Amendment No. 5 to Schedule 13D filed with the SEC by the TSP/Global Group on February 20, 2001. Does not include 497,850 shares of Common Stock owned by Global; TSP does not possess voting or investment power over any shares of Common Stock which Global beneficially owns, and TSP disclaims beneficial ownership of any such shares.

18. This information is based on the Amendment No. 5 to Schedule 13D filed with the SEC by the TSP/Global Group on February 20, 2001. Share amounts include 1,158,300 shares of Common Stock owned by TSP, as to which this TSP Manager shares voting and investment power. The TSP Managers disclaim beneficial ownership of such Common Stock for all other purposes.

19. This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 3, 2000.

20. This information is based on the Schedule 13G filed with the SEC by the beneficial owner on March 29, 2000. Holdings include 743,750 shares of Common Stock and 2,763,946 shares of Common Stock it is deemed to own beneficially through holdings of 1,008,850 shares of Preferred Stock.

21. This information is based on the Schedule 13G filed with the SEC by the beneficial owner on March 29, 2000. Holdings include 703,150 shares of Common Stock and 1,330,261 shares of Common Stock deemed to be owned beneficially through holdings of 485,550 shares of Preferred Stock.

22. Share amounts include 2,562,361 shares of Common Stock, 117,697 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, 450,000 shares which are issuable upon exercise of stock options granted under the Company's various employee stock option plans, 222,000 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 27,564 shares of Common Stock held in the Company's 401(k) plans, and 374,873 shares of Common Stock issued in connection with acquisitions over which Dr. and Mrs. Pacholder purport to share voting power, and TSP does not admit the validity or proprietary of any acquisition or exercise of voting power in respect of such shares by Dr. and Mrs. Pacholder.


                          PROXY SOLICITATION; EXPENSES

           Proxies may be solicited by members of TSP and partners and employees of members of TSP by mail, telephone, telecopier, the Internet and personal solicitation. Regular employees or members of TSP and their affiliates may be used to solicit proxies and, if used, will not receive additional compensation for such efforts. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material of TSP to their customers for whom they hold shares of Common Stock, and TSP will reimburse them for their reasonable out-of-pocket expenses. In addition, TSP has retained MacKenzie Partners ("MacKenzie") to assist in the solicitation of proxies for a fee of $40,000 plus a potential additional fee of $35,000 based on performance plus out-of-pocket expenses. MacKenzie will employ approximately 28 people to solicit ICO's shareholders. In addition to the solicitation of proxies from, and delivery of information to, ICO shareholders, it is contemplated that MacKenzie will provide advisory services as requested pertaining to the solicitation of proxies. TSP also contemplates indemnifying MacKenzie against certain liabilities and expenses relating to the proxy solicitation.

           The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials, and the cost of soliciting proxies for the proposals endorsed by TSP, will be borne by TSP. TSP estimates such expenses to be $595,000 (including professional fees and expenses, but excluding any costs represented by salaries and wages of regular employees of TSP and its affiliates). The total expenditures incurred to date have been approximately $400,000, to be paid by TSP. TSP does not currently intend to seek reimbursement from the Company for TSP's expenses.

                SHAREHOLDERS' PROPOSALS IN ICO'S PROXY STATEMENT

           Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of shareholders of ICO must be received by ICO for inclusion in the ICO Proxy Statement and form of proxy for that meeting is contained in the ICO Proxy Statement and is incorporated herein by reference.

           TSP assumes no responsibility for the accuracy or completeness of any information contained herein that is based on, or incorporated by reference to, ICO public filings.

           PLEASE INDICATE YOUR SUPPORT OF THE TSP NOMINEES BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD PROXY CARD AND RETURN IT PROMPTLY TO TSP IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

Dated:     March 2, 2001                    Sincerely,

                                            Your Fellow Shareholder,
                                            TRAVIS STREET PARTNERS, LLC

                                   APPENDIX A

           The following is a summary of all transactions in ICO securities by the Participants over the last two years.

                                                                                                                           NUMBER OF
DATE OF TRANSACTION                                        NATURE OF TRANSACTION                                             SHARES
-------------------                                        ---------------------                                             ------
      8/28/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                           1,000
      8/28/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                             500
      8/29/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                           4,000
      8/29/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                           1,000
       9/7/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                           1,000
       9/8/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                           2,000
       9/8/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                             500
      9/18/00         Purchase of Shares by John V. Whiting                                                                   6,000
      9/18/00         Purchase of Shares by Robert Whiting                                                                    6,000
      9/20/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                           2,000
      9/28/00         Purchase of Shares by O'Sullivan                                                                        4,000
      10/3/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                           2,000
      10/3/00         Purchase by O'Sullivan of Shares for O'Sullivan family trusts                                           2,000
      10/6/00         Purchase of Shares by TSP                                                                               6,000
      10/6/00         Purchase of Shares by TSP                                                                              10,000
      10/11/00        Purchase of Shares by TSP                                                                               6,000
      10/12/00        Capital Contribution from John V. Whiting to TSP                                                        6,000
      10/12/00        Receipt of Capital Contribution by TSP from John V. Whiting                                             6,000
      10/12/00        Purchase of Shares by TSP                                                                              15,000
      10/13/00        Purchase of Shares by TSP                                                                              23,500
      10/16/00        Capital Contribution from Robert Whiting to TSP                                                         6,000
      10/16/00        Receipt of Capital Contribution by TSP from Robert Whiting                                              6,000
      10/16/00        Purchase of Shares by TSP                                                                              75,000
      10/16/00        Capital Contribution from O'Sullivan to TSP                                                             4,000
      10/16/00        Receipt of Capital Contribution by TSP from O'Sullivan                                                  4,000
      10/16/00        Capital Contribution from O'Sullivan of Shares from O'Sullivan family trusts                           12,000
      10/16/00        Receipt of Capital Contribution by TSP from O'Sullivan of Shares from O'Sullivan family trusts         12,000
      10/17/00        Purchase of Shares by TSP                                                                              35,000
      10/18/00        Purchase of Shares by TSP                                                                              54,000
      10/19/00        Purchase of Shares by TSP                                                                              45,000
      10/20/00        Purchase of Shares by TSP                                                                              10,000
      10/23/00        Purchase of Shares by TSP                                                                              11,000
      10/24/00        Purchase of Shares by TSP                                                                              38,500
      10/25/00        Purchase of Shares by TSP                                                                              58,100
      10/26/00        Purchase of Shares by TSP                                                                              20,000
      10/27/00        Purchase of Shares by TSP                                                                              28,000


                                      A-1

                                                                                                                           NUMBER OF
DATE OF TRANSACTION                                        NATURE OF TRANSACTION                                             SHARES
-------------------                                        ---------------------                                             ------

      10/30/00        Purchase of Shares by TSP                                                                               5,000
      10/31/00        Purchase of Shares by TSP                                                                              22,500
      11/1/00         Purchase of Shares by TSP                                                                              20,000
      11/2/00         Purchase of Shares by TSP                                                                              60,000
      11/3/00         Purchase of Shares by TSP                                                                              15,000
      11/6/00         Purchase of Shares by TSP                                                                              37,000
      11/7/00         Purchase of Shares by TSP                                                                              18,900
      11/8/00         Purchase of Shares by TSP                                                                              59,500
      11/9/00         Purchase of Shares by TSP                                                                              30,000
      11/10/00        Purchase of Shares by TSP                                                                              26,600
      11/13/00        Purchase of Shares by TSP                                                                              31,700
      11/30/00        Purchase of Shares by TSP                                                                             324,000
      11/30/00        Sale by O'Sullivan of Shares from O'Sullivan family trusts                                              4,000
      12/14/00        Purchase of Shares by Global                                                                          164,000
      12/15/00        Purchase of Shares by Global                                                                              700
      12/19/00        Purchase of Shares by Global                                                                           20,000
      12/20/00        Purchase of Shares by Global                                                                           25,000
      12/20/00        Purchase of Shares by TSP                                                                              10,000
      12/26/00        Purchase of Shares by TSP                                                                              15,000
       1/3/01         Purchase of Shares by Global                                                                           25,000
       1/4/01         Purchase of Shares by Global                                                                           37,500
      1/10/01         Purchase of Shares by TSP                                                                              20,000
       2/1/01         Purchase of Shares by Global                                                                           41,400
       2/2/01         Purchase of Shares by Global                                                                            1,000
       2/5/01         Purchase of Shares by Global                                                                            1,600
       2/6/01         Purchase of Shares by Global                                                                           51,000
       2/7/01         Purchase of Shares by Global                                                                            8,000
       2/9/01         Purchase of Shares by Global                                                                           47,200
      2/12/01         Purchase of Shares by Global                                                                            2,300
      2/12/01         Sale of Shares by Global                                                                               20,000
      2/13/01         Purchase of Shares by Global                                                                           31,400
      2/14/01         Purchase of Shares by Global                                                                              800
      2/15/01         Purchase of Shares by Global                                                                              100
      2/16/01         Purchase of Shares by Global                                                                           44,000
      2/21/00         Purchase of Shares by Global                                                                            4,000
      2/22/01         Purchase of Shares by Global                                                                            3,500
      2/23/01         Purchase of Shares by Global                                                                            9,250
      2/26/01         Purchase of Shares by Global                                                                              100


                                    ICO, INC.

                   PROXY SOLICITED ON BEHALF OF TRAVIS STREET
                PARTNERS, LLC ("TSP") FOR THE 2001 ANNUAL MEETING

   P The undersigned hereby appoints Christopher N. O'Sullivan and Timothy J. Gollin, or any one of them, as attorneys and proxies of the undersigned, each with the power of substitution, to vote all shares of common stock which the undersigned would be entitled to vote, and otherwise to represent the undersigned, at the Annual Meeting of Shareholders
   R of ICO, Inc. (the "2001 Annual Meeting") required to be held under Texas law and the Company's by-laws within 13 months subsequent to the annual meeting of shareholders of ICO, Inc. held on March 10, 2000 and any adjournment or postponement of such required meeting on the matters specified and in their discretion with respect to such other business as may
   O properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore given. Receipt of the TSP Proxy Statement furnished herewith is hereby acknowledged.



   X
                  THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY (INDICATED BY MARKING THE APPROPRIATE BOXES ON THE REVERSE HEREOF), THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF A. JOHN KNAPP, JAMES D. CALAWAY AND CHARLES T. MCCORD,
   Y III AS DIRECTORS TO THE BOARD OF DIRECTORS OF ICO, INC. AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.


                               (change of address)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                             ----------------
                                                             SEE REVERSE SIDE
                                                             ----------------

                                    ICO, INC.

PLEASE MARK VOTE IN BRACKET IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

TSP recommends a vote "FOR" the nominees listed below.

                                                                    FOR           WITHHOLD        FOR except vote withheld from the
                                                                    ALL           ALL             following nominees:
1.         Election of Directors                                    [  ]          [  ]            [  ] ___________________
           Nominees:  01 A. John Knapp, 02 James D. Calaway and                                        Nominee Exceptions
           03 Charles T. McCord, III (terms to expire at 2004
           Annual Meeting of Shareholders)

TSP recommends a vote "FOR" proposal 2

2.         The ratification of the appointment of                   FOR           AGAINST         ABSTAIN
           PricewaterhouseCoopers LLP as independent                [  ]          [  ]            [  ]
           accountants.

3. With discretionary authority as to such other matters as may properly come before the meeting.


                                    --------------------------------------------
                                    Signature(s)                      Date


                                    --------------------------------------------
                                    Signature(s)                      Date

                                    NOTE:    Please sign exactly as name appears
                                             hereon. Joint owners should each
                                             sign. When signing as attorney,
                                             executor, administrator, trustee or
                                             guardian, please give your full
                                             title as such.


              Please sign, date and return the Proxy Card promptly,
                           using the enclosed envelope










                                       2